MGIC Master Policy
Table of Contents

Introduction to the Master Policy 1 DEFINITION OF TERMS USED IN THIS		26 First lien status 27 Incomplete Construction	19 19
POLICY	3	28 Loan acquired by natural person	20
2 SCOPE OF THIS POLICY AND OUR		29 Non-residential property	20
AGREEMENT	9
		30 Pattern Activity	20
3 Duration of coverage	9
		31 Physical Damage as principal cause of
4 Documents that constitute our		Default	20
agreement	9
		32 Physical Damage that is not the principal
5 Governing law; severability; jury waiver;		cause of Default	21
successors and assigns	10
		33 Pre-existing Environmental Impairment	21
6 COMMUNICATIONS REGARDING THIS
POLICY	10	34 Release of indebtedness	21
7 Communications	10	35 Significant Defect	22
8 Providing loan information to GSE		36 Single Loan Fraud	22
Beneficiaries	11	37 Unapproved assumption	22
Getting started		38 Unapproved change of loan terms or
		Property	22
9 Delegated vs. non-delegated underwriting	11
		39 Unapproved Servicer	22
10 Applying for coverage	11
		40 Unapproved resale restrictions	22
11 Your responsibilities for each Application	11
		Your responsibilities
12 Representations by the Insured	12
13 APPROVED AND DECLINED APPLICATIONS;		41 Condition to our obligations	23
AUDITING PROCEDURES	12	42 RESPONSIBILITIES OF THE SERVICER	23
14 Commitments or declined Applications	12	43 PAYMENT OF PREMIUMS	23
15 Monitoring of loan manufacturing		44 Timing of initial premium payment	24
process; auditing procedures	13
		45 Renewal premiums	24
Exclusions, other remedies and rescission limitations		46 Lapse and reinstatement of coverage	24
		47 REQUIRED REPORTING AND
16 Exclusions and other remedies generally	14	NOTIFICATIONS	24
17 Limitations on our right to rescind		48 REQUIRED APPROVALS FOR CHANGES	25
coverage – Gold Cert Coverage	14	49 Change of Servicer; Deficiencies in
Other exclusions		performance	25
		50 Change of Beneficiary	25
18 Data inaccuracies	17
		51 Workouts; Changes to the Property or
19 Default that occurred before coverage		loan terms	26
began or after coverage ended	17
		52 DEFAULT NOTIFICATIONS AND YOUR
20 Defects other than Significant Defects	17	ONGOING RESPONSIBILITIES REGARDING
21 Excess Insurance Benefit	17	DEFAULTS	26
22 Failure to comply with applicable law	18	53 Notice of Default	26
23 Failure to comply with conditions and		54 Monthly Default reports	27
Insured’s obligations	18	55 Cooperation in servicing efforts	27
24 Failure to make balloon payment	19	56 Payment of Advances	27
25 Failure to satisfy Commitment conditions	19	57 Appropriate Proceedings	28
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Table of Contents

58 Loss mitigation	28	91 Right to appeal	40
59 Foreclosure bidding instructions	29	92 Reinstatement after appeal	40
60 Eminent domain	29	93 Arbitration	40
61 OUR OPTIONS UPON DEFAULT	29	94 Limitation of actions	40
62 Filing of accelerated Claim	29	Cancellation
63 Claim advances	30
		95 CANCELLATION OF LOAN COVERAGE BY
Claims		YOU	41
		96 Refund of premium	41
64 FILING A CLAIM	30
65 What happens if you miss the deadline	30	Annex A – State Variations
66 Documents required	30	1. Alaska	42
67 Additional Claim information required	31	2. Connecticut	43
68 Access to the Property	32	3. Georgia	43
69 PAYMENT OF A CLAIM	33	4. Illinois	43
70 Calculation of the Claim Amount	33	5. Kansas	43
71 Additional requirements for determining		6. Maryland	43
the Claim Amount	33
		7. Michigan	44
72 OPTIONS FOR PAYMENT OF INSURANCE
BENEFITS TO SETTLE A CLAIM	35	8. Missouri	44
73 Percentage Option	35	9. Oklahoma	44
74 Third-Party Sale Option	35	10. South Dakota	44
75 Acquisition Option	35	11. Texas	44
76 Anticipated Loss Option	36	12. Utah	44
77 Adjustments for Physical Damage to the		13. Limitation of actions	44
Property	36
78 Clarifications on adjustments for
Incomplete Construction	36
79 Amounts added to or deducted from the
Insurance Benefit	37
80 Delayed settlement	37
81 Written Explanation of Benefits (EOB)	37
82 Coordination of coverage	37
83 AFTER A CLAIM IS PAID	38
84 Fulfillment of our obligation	38
85 Supplemental Claims	38
86 Required repayments	38
87 Subrogation	38
88 Pursuit of a deficiency judgment	39
89 Preservation of rights; return of Insurance
Benefit	39
90 YOUR RIGHTS AFTER A CLAIM	40

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Introduction to the Master Policy
1    DEFINITION OF TERMS USED IN THIS POLICY
“Acquisition Option” means the settlement of a Claim as described in Section 75.
“Advances” means the expenses related to a loan that you must pay as described in Section 56.
“Anticipated Loss Option” means the settlement of a Claim as described in Section 76.
“Application” means a request for mortgage insurance for a loan, or a request for modification of such insurance, in a format we approve and including the supporting information we require. All supporting materials and other information that are provided with the Application, in each case as reflected in our books and records, are considered a part of the Application.
“Appropriate Proceedings” means actions or proceedings appropriate to enforce or satisfy the Borrower’s obligations under the terms of a loan, which could include legal action to enforce the terms of such loan, foreclosure proceedings, eviction proceedings, preserving deficiency rights by making a bid at a foreclosure sale and pursuing a deficiency judgment in those jurisdictions where it is customary to do so during the foreclosure proceedings or as we may require, acquiring title to the Property, or asserting your interest in the Borrower’s bankruptcy proceeding.
“Automated Tool” means a system, process or tool used by us or the initial Insured that we have approved for use in underwriting or validating a loan in accordance with the requirements for such usage described in our Underwriting Guidelines.
“Beneficiary” means the initial Insured, except that if the Beneficiary sells, assigns, or transfers a loan, the purchaser, assignee, or transferee becomes the Beneficiary with respect to the related Certificate as provided in Section 50.
“Borrower” means any Person identified in the loan documentation as legally obligated to repay the debt obligation created by the loan, including any co-signer or guarantor.
“Borrower’s Own Funds” means any funds saved or earned by the Borrower and gifts from family members to the Borrower where there is no promise or expectation of repayment. Borrower’s Own Funds does not include funds provided by any Person associated with the Beneficiary, Insured or Servicer or who performed any acts related to the Application or origination of the loan.
“Certificate” means either (i) a certificate issued or transmitted to the initial Insured extending insurance coverage under this Policy to a loan and identifying the terms, conditions and representations, in addition to any contained in this Policy, and endorsements applicable to such coverage, or (ii) a Commitment for which coverage has been activated in accordance with our Servicing Guide, Underwriting Guidelines and this Policy.
“Certificate Effective Date” means the date on which coverage under a Certificate becomes effective, which shall be the closing date of the loan or such later date that the Insured requests and that we approve, in each case as reflected in our books and records.
“Claim” means a request for payment of an Insurance Benefit for a loan submitted in the form and method stated in our Servicing Guide and otherwise in accordance with this Policy.
“Claim Amount” means the amount used to determine the Insurance Benefit payable for a Claim, calculated in accordance with Sections 70 and 71.
“Claim Settlement Period” means the 60 days following the Perfected Claim Date, except as described in Sections 67(e), 74(b) and 77(a) of this Policy.
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“Closing File” means the following documents, as applicable, in hard copy or electronic form: the final closing disclosure or other settlement statement signed by the Borrower; the signed promissory note with all riders; the signed mortgage or deed of trust with all riders; the title insurance commitment and any other closing documents or information that we would otherwise review at the time of an Independent Validation or Claim (e.g., information required to satisfy underwriting or closing conditions that we have not previously reviewed).
“Commitment” means a commitment issued or transmitted, including in electronic form, to the initial Insured identifying the terms, conditions and representations, in addition to those contained in this Policy, and endorsements under which we will insure a loan. If we issue more than one Commitment for a loan, the most recent one is the Commitment under this Policy.
“Contract Rate” means the interest rate on the loan, disregarding any penalty, fee or interest rate increase due to a Default. For an approved Workout, the Contract Rate is the interest rate on the loan following such approved Workout.
“Core Claim Documents” means all of the following, unless otherwise specified in the Servicing Guide: (i) a completed Claim form and all other information and supporting material required by our Underwriting Guidelines in effect on the Application date for information relating to origination of the loan, and by the Servicing Guide in effect on the date of Default for all other required information; (ii) information demonstrating that title has been acquired by the Servicer, Beneficiary or a third party, if applicable; and, upon request, and if not already provided; (iii) the Origination File; (iv) the Closing File; and (v) the Servicing File.
“Credible Evidence” means any evidence that reasonably would be viewed as reliable, accurate and having a basis in fact, and can be in the form of any information: (i) in the Origination File, Closing File, or Servicing File; or (ii) otherwise related to the loan, Borrower or Property that was provided to us in any form at any time by you or any Person, where the information can be reasonably considered accurate and related to the loan, Borrower or Property. Statements not given under oath by the Borrower are not considered Credible Evidence unless they are corroborated by other reliable evidence.
“Default” means the failure of the Borrower to pay all amounts due in a regular monthly payment period as specified in the loan documents or, if you have exercised a due-on-sale clause under the loan, all amounts due under the loan, but excluding any non-monetary default by the Borrower or a violation of any of the other terms of the loan, even if the violation would permit you to accelerate the debt or foreclose or take other action to take ownership of the security for the loan. A loan is deemed to be in Default as of the close of business on the day that the periodic payment or accelerated payment is due, disregarding any payment grace period. A loan is 30 days in Default if the full payment is not received by the due date of the next regular monthly payment and the Default status advances by an additional 30 days for each successive regular monthly payment that is not paid in full by its due date.
“Defect” means a misstatement, misrepresentation, omission, or data inaccuracy in connection with the origination or closing of a loan or the Application, as we determine based on Credible Evidence. The only remedy available for a Defect (unless such Defect is a Significant Defect) is as described in Section 43(c).
“Deficiency Expenses” means commercially reasonable legal fees and court costs associated with Appropriate Proceedings you conducted to establish a deficiency against the Borrower and which are in addition to those incurred in standard and customary foreclosure proceedings. Deficiency Expenses also include additional interest that accrued on the loan, Property taxes, insurance premiums, and Property preservation expenses you paid during the period of Appropriate Proceedings.
“Delegated Underwriting Program Guide” means the specific procedures and processes included in our Underwriting Guidelines with which the initial Insured must comply to be eligible for, and maintain eligibility with, our delegated underwriting program. We may change the Delegated Underwriting Program Guide at any time by giving notice to the initial Insured or posting the changes on our website.
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“Environmental Impairment” means the presence of:

◦	any condition giving rise to liability under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) or similar applicable law;

◦
any “Hazardous Waste” or “Regulated Substance” as those terms are defined by the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.) or any similar state or local law where the Property is located, or any hazardous waste, material, or other substance or condition that renders the principal residential structure on the Property uninhabitable; or

◦
any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and that are regulated under any applicable law.

The presence of radon gas, lead paint, or asbestos in the dwelling on a Property is not an Environmental Impairment.
“Estimated Net Proceeds” means our reasonable estimate of the gross proceeds of a sale of the Property, assuming the Property were sold to a third party for fair market value and assuming: (i) in the case of Physical Damage, the Property were in the condition it was in on the Commitment date, Reasonable Wear and Tear excepted, less our reasonable estimate of the costs of obtaining and closing such assumed sale; and (ii) in the case of Incomplete Construction, construction of the Property was completed in accordance with the approved plans and specifications and not suffering from any Physical Damage.
“GSE” means the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, as applicable, and any successor thereto.
“GSE Beneficiary” means a Beneficiary that is a GSE.
“Incomplete Construction” means a failure to obtain a certificate of occupancy and to complete construction, rehabilitation or remodeling of a Property in accordance with approved plans and specifications in a good and workmanlike manner, or as indicated in the Original Value.
“Independent Validation” means the review of a loan we conduct pre- or post-closing to determine if early rescission relief under Section 17 applies. Independent Validation for the full loan includes a review of the Application and the Origination File (in whole or in part) to confirm that a loan meets the applicable Underwriting Guidelines and that there are no Significant Defects. If you do not qualify for the Closing File submission exception (as specified in our Rescission Relief Guide), Independent Validation also includes a comparison of the Closing File to the Application and Commitment. A QC Review qualifies as an Independent Validation. In the case of early rescission relief applicable only to Original Value, Independent Validation means a review of the Property’s Original Value and related materials required to be submitted by our Rescission Relief Guide to confirm that there are no Valuation Defects.
“Insurance Benefit” means the portion of the Claim Amount that we are contractually obligated to pay you in respect of a Claim, as determined under this Policy.
“Insured” means the Person named on the declaration page to this Policy. If the loan servicing is sold, assigned or transferred, the Servicer of the loan becomes the Insured unless we are notified under Section 50 that the Beneficiary elects to become the Insured, in which case the Beneficiary will become the Insured with respect to the related Certificate.
“Net Proceeds” means the gross proceeds the Servicer or Beneficiary receives from a Third-Party Sale that we approved, less the reasonable costs of obtaining and closing such Third-Party Sale.

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“Original Value” means the value of a Property represented in an Application which was established by appraisal or alternative method that we approve (as specified in our Underwriting Guidelines) to determine value in accordance with customary loan origination practices.
“Origination File” means all information, in hard copy or electronic form, which you create, receive or require in connection with the origination of the loan. For example, the following documents, as applicable, must be in the Origination File: the Borrower’s signed loan application; loan underwriting, processing and approval notes; automated underwriting system findings; evidence or verification of employment; income; assets; deposit; rent and other Borrower debts; credit reports; appraisal or other evidence of the Original Value; evidence of project approval for a condominium or cooperative housing property; and any other documents that are described in our Underwriting Guidelines in effect as of the Application date.
“Pattern Activity” means misstatements, misrepresentations or omissions:

◦	involving three or more loans we insure that were originated by the same initial Insured;

◦
made, with or without knowledge of the initial Insured, in connection with the origination or closing of the loans, or the Applications, pursuant to a common pattern or activity and that involve at least one party common to all of the loans;

◦	that constitute Significant Defects; and

◦	if the initial Insured is the common party, involve the same individual, or if another party is the common party, involve the same individual or entity.
“Percentage Option” means the settlement of a Claim as described in Section 73.
“Perfected Claim” has the meaning set forth in Sections 66, 67 and 68.
“Perfected Claim Date” has the meaning set forth in Sections 31(c), 66, 67, 68 or 92, as applicable.
“Perfected Claim Information” means the Core Claim Documents, any additional information we may request pursuant to Section 67, and access to the Property, if requested within the time required for requests made prior to Claim perfection in Section 68.
“Person” means any natural person, corporation, partnership, limited liability company, trust, association or other legally recognized entity.
“Physical Damage” means any injury, physical damage or impairment to a Property that we reasonably estimate to be in excess of the greater of $5,000 or 2% of the Original Value, whether caused by accident, natural disaster or otherwise, including due to any of the following: physical injury or destruction of tangible property; demolition by any entity; defects in construction, rehabilitation or remodeling; defects in materials; infestation; land subsidence; earth movement or slippage; earthquake; volcanic activity; avalanche; flood, wind, hurricane, tornado; wildfire; any act of God; any event declared a disaster by the Federal Emergency Management Agency or other governmental agency; riot, insurrection, terrorism, civil strife or war; or any Environmental Impairment. The presence of radon gas, lead paint, or asbestos in a dwelling does not constitute Physical Damage.
“Policy” means this Master Policy document, including Annex A to the extent applicable. “Policy Documents” means the following:
(1)Application;
(2)Commitment;
(3)Certificate;
(4)Policy; and
(5)Any applicable endorsements to this Policy.

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“Property” means real property (with all improvements, appurtenances, rights of access, easements, rights of ownership and use of common areas, recreational and other facilities, and additions thereto) subject to the mortgage or other instrument that secures a loan where such real property is:

◦	a building designed for residential occupancy by not more than four families;

◦	a one-family residential condominium or unit in a planned unit development or a cooperative housing unit;

◦
any other one-family residential unit as to which good and marketable title may be held or conveyed freely, including manufactured housing and cooperative housing units as approved in our Underwriting Guidelines; or

◦	a mixed-use building, provided all of the following are true:

-	it includes a single, one-family dwelling and only one non-residential use and the mixed use is allowed under local zoning requirements;

-	the Borrower occupies that one-family dwelling as a principal residence and is the owner/operator of the business on the property; and
-    the property and neighborhood are primarily residential.
“QC Review” means a quality control review of an Application or an insured loan that we conduct in accordance with our quality control processes and procedures.
“Reasonable Wear and Tear” means typical deterioration in a Property and its fixtures resulting from normal use, as distinct from Physical Damage, examples of which include, without limitation, carpet and floor wear due to normal traffic, paint wear due to normal use, and roof wear due to age.
“Rescission Relief Guide” means our guide or the section of our Underwriting Guidelines describing the loan types or programs eligible, and documentation and submission requirements for obtaining, early rescission relief as set forth in Section 17(a). We may change the Rescission Relief Guide at any time by notice to the initial Insured or posting the changes on our website.
“Rescission Relief Provisions” means the provisions of Section 17.
“Security” means, in the case of a cooperative housing unit, the stock or membership certificate evidencing an ownership interest in an organization formed for the purpose of cooperative ownership of real estate, together with the proprietary lease or occupancy agreement from such organization allowing the Borrower exclusive occupancy and use of the Property. References in this Policy to the title, ownership, sale or conveyance of a Property shall, in the case of a cooperative housing unit, mean title to, ownership, sale or conveyance of the Security related to such unit.
“Servicer” means, with respect to a loan, the Insured or, if the Insured or Beneficiary notifies us that a different entity is responsible for servicing the loan, then such other entity.
“Servicing File” means all information, in hard copy or electronic form, created, received, required, transmitted, stored or preserved in connection with servicing a loan by or on behalf of each Servicer of the loan, including servicing notes and records, the complete loan payment history, records reflecting the exercise of rights by the Servicer under the loan documentation, records relating to Physical Damage that affects the Property, records relating to loan assumption or Workouts, records relating to agreements with a Borrower or a third party affecting the loan or the Property, and records relating to loan repurchase or indemnification demands, if applicable.
“Servicing Guide” means collectively, our guidelines and requirements relating to this Policy for servicing loans, reporting Defaults, paying premiums, cancelling and reinstating coverage, Workouts, and submitting

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Claims and other information to us, which includes a description of eligible expense items for Claims. Our guidelines and requirements are effective when we issue them, including by posting them on our website, unless we specify a later effective date.
“Significant Defect” means a Defect existing on the Certificate Effective Date that is in any respect material to our acceptance of the risk or the hazard assumed under our Underwriting Guidelines in effect when you submit the Application, such that had we known of the Defect we would not have insured the loan, regardless of whether the Defect causes a Default or contributes to the Claim Amount, including for example: (i) the underwriting of the Borrower’s creditworthiness and ability to borrow funds or repay the loan or the Borrower’s eligibility and qualification or the Borrower’s identity; (ii) the underwriting criteria related to the Property or project eligibility; the Property appraisal or the physical or environmental condition of the Property; (iii) loan terms and criteria or any terms and criteria set forth in any negotiated provision; (iv) a life-of-loan exclusion in this Policy for which rescission is a remedy; (v) requirements applicable to the closing and sale of the loan; or (vi) the form and/or execution of required loan and mortgage documents, without which the loan would be ineligible for insurance or the enforceability of the mortgage terms would be limited.
“Single Loan Fraud” means we find clear and convincing evidence of, or a legal judgment or other legally binding determination confirms, a knowing misstatement, misrepresentation, or omission by any Person in connection with the origination or closing of a loan, or the Application, that was intended to: (i) defraud any party involved in the transaction; or (ii) obtain any insurance, money, funds, credits, assets, securities, or other properties from any party involved in the transaction by means of fraudulent pretenses, representations, or promises. Single Loan Fraud includes a Valuation Defect where there is clear and convincing evidence that the appraiser manipulated, inappropriately utilized or misrepresented information in producing the appraisal report that established the Original Value.
“Third-Party Sale” means a sale of the Property: (i) by the Borrower with the consent of the Servicer prior to completion of Appropriate Proceedings, or by the Servicer or Beneficiary after the acquisition of Borrower’s title to the Property through Appropriate Proceedings; (ii) in the case of a GSE Beneficiary, by the Borrower with the consent of the GSE Beneficiary prior to completion of Appropriate Proceedings, or by the Servicer (with the consent of the GSE Beneficiary) or the GSE Beneficiary after the acquisition of Borrower’s title to the Property through Appropriate Proceedings; and (iii) a foreclosure or trustee’s sale of the Property to a third party at a price no less than the minimum required to be bid as set forth in Section 59.
“Third-Party Sale Option” means the settlement of a Claim as described in Section 74.
“Total Loss” means (i) the Claim Amount plus Advances (if not otherwise included in the Claim Amount) paid as of the date of the foreclosure, Workout or Third-Party Sale, as applicable, minus (ii) any Net Proceeds.
“Underwriting Guidelines” means the definitions, criteria, methods, calculations, guidelines, documentation and other requirements we use to determine if a loan is eligible for insurance under this Policy, as such requirements are issued or published in our underwriting guides, bulletins, premium rate cards or as we otherwise communicate to the initial Insured. Our Underwriting Guidelines are effective when we issue them, including by posting them on our website, unless otherwise specified. Our records maintained in good faith will be conclusive regarding the Underwriting Guidelines in effect at any particular time.
“Valuation Defect” means (i) a percentage variance of 15% or more between the Original Value and the opinion of market value for the subject Property as determined by a licensed appraiser in an appraisal report prepared at our request as of the date of the Original Value in compliance with industry standard appraisal practices, or another generally accepted industry standard for retrospective valuation, and (ii) the loan-to-value ratio calculated as of the Certificate Effective Date using the retrospective value did not meet our Underwriting Guidelines applicable to the loan. The percentage variance is the quotient determined by dividing the difference between the two values by the Original Value, expressed as a percentage. A Valuation Defect is a Significant Defect.

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“We”, “us” or “our” means the insurer, Mortgage Guaranty Insurance Corporation, an authorized mortgage guaranty insurance company, and its successors and assigns.
“Workout” means a deed-in-lieu of foreclosure, a Third-Party Sale by the Borrower or any forbearance, modified repayment plan, or other modification of a loan.
“You” or “your” means the Insured and the Servicer, unless specified otherwise in any section of this Policy to mean only one of those parties.
2    SCOPE OF THIS POLICY AND OUR AGREEMENT
3    Duration of coverage

a)
This Policy applies to all Commitments and Certificates issued under the Policy on or after the effective date of the Policy. This Policy will remain in effect until it is cancelled. This Policy may be cancelled by the initial Insured or by us for any reason or no reason upon 10 days’ prior notice or as otherwise required by applicable law. If this Policy is cancelled, the Policy will remain in effect with respect to any Commitment or Certificate issued before cancellation, provided that all required premiums are paid.

b)
Provided that all required premiums are paid, coverage for a loan under this Policy is extended by its Certificate issued or electronically recorded in our system of record and will continue until whichever occurs first:

i)	the loan insured under the Certificate is paid in full;

ii)	we settle (or deny) a Claim with respect to the Certificate;

iii)	we act upon your instruction to cancel coverage under the Certificate;

iv)	the term of coverage expires under the premium plan or upon the terms specified in the Certificate; or

v)	we cancel or rescind coverage under the Certificate.
c)    We may stop issuing new Commitments and Certificates at any time without providing notice to you. 4    Documents that constitute our agreement

a)
The Policy Documents constitute the entire agreement between you and us for coverage under a Certificate. If any terms conflict, the terms of this Policy, as modified by any applicable endorsements, will govern. If any terms of the Policy Documents conflict with our Rescission Relief Guide, Servicing Guide or Underwriting Guidelines, the terms of the Policy Documents will govern.

b)
We have the right to amend the terms of any Policy Documents, except Certificates already issued. If we do, we will notify the initial Insured before the amendment takes effect. Any changes will apply only to Commitments (and related Certificates) issued after such notice has been given and after the amendment effective date. We are not obligated to notify any Borrower of any changes to the Policy Documents.

c)	No portion of any Policy Document will be waived or modified without our prior approval.

d)	We are not bound by the terms of any agreement between the Insured and any other Person.

e)
The initial Insured agrees, and by becoming a Beneficiary or a Servicer, any Beneficiary or Servicer agrees, that this Policy may not be used to establish the meaning of any provision of any other insurance policies we have issued, nor may any provision of any other insurance policies we have issued be used to establish the meaning of any provision of this Policy.

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5    Governing law; severability; jury waiver; successors and assigns

a)	Governing Law
This Policy will be governed, interpreted, and enforced by and in accordance with the laws of the State of Delaware, without regard to conflict-of-law principles or to the location of any Property. If the law of any jurisdiction where this Policy was issued does not permit Delaware law to govern policies issued in such jurisdiction, then the law of such other jurisdiction shall govern instead of the laws of Delaware. If a conflict exists between a Policy provision and the minimum requirements of the governing law, the provision will be deemed to be amended to comply with such minimum requirements.

b)	Severability
Each of the conditions and requirements of this Policy is severable, and a waiver, modification or compromise of one will not be construed as a waiver, modification or compromise of any other condition or requirement.

c)	Jury Waiver
THE PARTIES AND ANY SUBSEQUENT INSURED, SERVICER, AND/OR BENEFICIARY HEREBY WAIVE ALL RIGHTS TO A JURY TRIAL OF ANY MATTERS, DISPUTES, OR LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS POLICY OR THE POLICY DOCUMENTS. THIS WAIVER IS INTENDED TO APPLY TO ANY AND ALL MATTERS THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS POLICY. THE PARTIES AND ANY SUBSEQUENT INSURED, SERVICER,
AND/OR BENEFICIARY FURTHER REPRESENT THAT THEY HAD AN OPPORTUNITY TO REVIEW THIS JURY WAIVER WITH THEIR OWN LEGAL COUNSEL PRIOR TO CONTRACTING FOR MORTGAGE INSURANCE OR INVESTING IN OR AGREEING TO SERVICE AN INSURED LOAN, AND THAT THIS WAIVER IS KNOWING AND VOLUNTARY.

d)	Successors and Assigns
This Policy shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
6    COMMUNICATIONS REGARDING THIS POLICY
7 Communications

a)
Unless otherwise required by applicable law, all communications required or permitted by this Policy may be given in any manner and format approved for such communications in our Rescission Relief Guide, Servicing Guide or Underwriting Guidelines, as applicable.

b)	We may provide certain notices to Borrowers in accordance with applicable law and copies of notices to a GSE Beneficiary if it requests.

c)	Any notice we are required to give will be considered given to you upon the earlier of five days after it is given or your actual receipt of the notice. If our address changes, we will notify you.

d)
All Claims and other communications from you under this Policy must be in writing and delivered in the manner and to the location stated in our Rescission Relief Guide, Servicing Guide or Underwriting Guidelines, as applicable. Any requirement in this Policy that information or documentation be submitted to us will be deemed submitted on the date we receive it. If we receive a communication that we believe to be genuine and given by an authorized Person, we will be entitled to rely on it and will not be liable for relying on it.

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8    Providing loan information to GSE Beneficiaries
At the request of a GSE Beneficiary, we will provide reasonably accessible information about any loan insured under this Policy. The Insured waives any right to object if we provide this information about the loan directly to the GSE Beneficiary.
Getting started
9    Delegated vs. non-delegated underwriting

a)	Under this Policy, we are responsible for underwriting the Application for compliance with our Underwriting Guidelines, unless it is submitted under our delegated underwriting program.

b)
If we have approved the initial Insured to submit Applications under our delegated underwriting program, the initial Insured is responsible for underwriting loans for compliance with our Underwriting Guidelines in accordance with the processes and procedures specified in the Delegated Underwriting Program Guide, each as in effect when it submits an Application. We may terminate, suspend or limit the initial Insured’s participation in our delegated underwriting program by giving notice as provided in our Delegated Underwriting Program Guide.

c)
Termination of the initial Insured’s participation in our delegated underwriting program will not cancel the Policy or affect Commitments or Certificates issued before the termination date. However, if we suspend, terminate or limit an initial Insured’s participation in our delegated underwriting program for cause, we may cancel any Commitment for which coverage has not yet been activated and converted to a Certificate as set forth in Section 14(c).

10 Applying for coverage
For each loan you wish to insure under this Policy, you must complete and submit an Application to us. A loan is eligible for coverage under this Policy if it meets our Underwriting Guidelines on the date the Application is submitted and does not present any of the exclusions listed in Sections 18 through 40.
11 Your responsibilities for each Application

a)
You are responsible for collecting, evaluating and verifying the accuracy of the information you provide to us in any form or format, regardless of who gave you the information or how you obtained it. This includes information in the Application, Origination File, Closing File, and any related materials. In the case of information obtained from an Automated Tool, you must comply with requirements for using such Automated Tool as specified in our Underwriting Guidelines, and you are required to update the Application with any information you have that either verifies or conflicts with the Automated Tool output. In addition, if you discover prior to activation of coverage that any information you previously provided to us has become untrue or incomplete, you are required to submit updated true, complete and verified information.

b)
In addition, you are responsible for underwriting and satisfying all applicable conditions for the loan in compliance with applicable law and our Underwriting Guidelines in effect when you submit the Application.

c)	For non-delegated underwriting, you must submit the Application and the Origination File to us for review, although we may elect to provide coverage based on the Application and any supporting

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information submitted to us, provided that we may request additional information before issuing a Commitment.

d)	For delegated underwriting, you must submit an Application and any additional information required by the Delegated Underwriting Program Guide.
12 Representations by the Insured
a)    By submitting an Application to us, the initial Insured represents that:

i)	the Application is true and complete in all material respects;

ii)	for Applications submitted under our delegated underwriting program, the loan meets our Underwriting Guidelines in all material respects;

iii)	no information contained in or submitted in support of the Application was false or misleading when provided; and

iv)
the Application does not omit any information that would make any other information provided untrue, inaccurate or incomplete, or that would have made the loan ineligible for insurance or for coverage at the premium rate offered.

b)    The representations made throughout this Policy will be binding on all subsequent Insureds and
Beneficiaries, regardless of whether the subsequent Insured or Beneficiary knew or should have known that the representation was false or materially inaccurate.

c)
You acknowledge and agree that we rely on the information provided by any Person in connection with an Application to decide whether to offer or continue coverage and that we are not obligated to independently verify the information. Our reliance on the information continues after we issue a Commitment or Certificate. You accept the risk of any Significant Defect or material misrepresentation or material omission in any information provided to us by any Person in connection with an

Application.

d)	By initiating activation of coverage under a Certificate, you represent that, as of the Certificate Effective Date:

i)	all conditions in our Commitment were satisfied;

ii)	the Borrower’s Own Funds were used to make the down payment required for the loan; and

iii)	all of the representations that the initial Insured made at the time it submitted the Application are still true and complete.

e)	By filing a Claim, you represent that the Claim and all related materials are true and complete and that all conditions precedent to filing the Claim have been met.
13 APPROVED AND DECLINED APPLICATIONS; AUDITING PROCEDURES
14 Commitments or declined Applications

a)	We will decide whether to approve or decline Applications.

b)
If we approve an Application, we will issue a Commitment. We will notify you if we decline an Application. If you then decline the prospective Borrower’s loan application, we have no responsibility to notify the prospective Borrower that we have declined the Application.

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c)	When the Commitment is activated in accordance with the instructions in the Commitment, or in our Servicing Guide and Underwriting Guidelines, it converts to a Certificate.

d)
In the case of a delegated underwritten loan, we will issue a Commitment or Certificate extending coverage to such loan subject to the terms of this Policy following our receipt of the Application. We are not obligated to review the Application or to confirm that the related loan complies with our Underwriting Guidelines then in effect prior to issuing a Commitment or Certificate. However, we may decline to issue a Commitment or Certificate if the Application shows that the loan does not meet the applicable Underwriting Guidelines then in effect.

e)	If you submit Applications from multiple offices, we may decline to accept Applications from one or more offices after notification to you.
15 Monitoring of loan manufacturing process; auditing procedures

a)
Monitoring. Once we issue this Policy to the initial Insured, we may periodically monitor and provide feedback related to the initial Insured’s loan manufacturing processes, quality control processes, underwriting results, financial condition and other factors we consider appropriate to evaluate the initial Insured’s continued qualification to remain a Policy holder and if the initial Insured has been approved for our delegated underwriting program, continued qualification to participate in the program.

b)
Audits. We may also periodically audit your records, books and accounts relating to insured loans, including periodic loan submissions on an ongoing basis. Our audits may include a review of the Origination File, Closing File and Servicing File of the loan for compliance with the terms of this Policy, our Underwriting Guidelines, Servicing Guide and Delegated Underwriting Program Guide, if applicable. We will provide a report of the results of our audit to the initial Insured and/or the Servicer as we determine appropriate.

c)	Retaining records. You must retain the complete original or a complete copy of the Origination File, Closing File and Servicing File pertaining to each insured loan until the latest of:

i)	two years after settlement of a Claim or the date the Certificate is no longer in force;

ii)	the period required by your records retention policy;

iii)	the period required by applicable law; and

iv)	one year following the last date on which you are permitted to commence an action against us arising out of this Policy.

d)
Provision of information. Subject to Sections 17(h) and 67(a), the Beneficiary and Servicer must cooperate with us and provide us with all reasonable information that we request regarding any loan(s) we insure, whether or not in Default, including access to or a true and complete copy of the Origination File, the Closing File and the Servicing File and such other information as we may determine is related to loans insured under this Policy. Such information shall be provided no later than 30 days after our request for such information. If such information is not provided within such 30-day period, we will provide a second request therefor, which must be complied with no later than 30 days after such second request.

e) Access to information. The Beneficiary and Servicer must cooperate with us and provide us and our representatives, at any time upon at least 30 days’ advance written notice, access during normal business hours to the premises of the Servicer or Beneficiary or any other Person or place where Origination Files, Closing Files and/or Servicing Files are located and access to the information prepared or maintained by, or in the possession or under the control of, the Insured, Servicer or

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Beneficiary and their agents pertaining to loans insured under this Policy for purposes of conducting audits, complying with our legal and regulatory obligations, and ensuring compliance with the terms and conditions of this Policy. If such access is not provided as required above, we will provide a second request therefor, which must be complied with no later than 30 days after such second request. Failure to comply with our second request will permit us to cancel coverage as described in Section 23(e).
Exclusions, other remedies and rescission
limitations
16 Exclusions and other remedies generally

a)
We may exercise the remedies described in Sections 18 through 40 (i.e., rescission, cancellation, Claim denial, curtailment or reduction of a Claim Amount or Insurance Benefit) if any of the exclusions listed in such Sections occurs or exists relative to the Commitment, Certificate, loan, Property or Claim.

b)
We will notify the Servicer when we exercise the remedy, and our notification will identify the affected Commitment or Certificate and state the reason(s) for the action. The inclusion or omission of a reason in any such notice will not limit our right to exercise any other remedy available to us or limit our other rights and remedies stated elsewhere in this Policy.

c)
If we rescind coverage under a Certificate, the rescission will be retroactive to the Certificate Effective Date, and we will refund all premium paid on the Certificate in accordance with our Servicing Guide. Our right to rescind coverage under a Certificate is subject to the provisions of Section 17.

d)	If we cancel coverage under a Certificate or deny a Claim, we will refund premium paid for the period following the event that resulted in the cancellation or denial.

e)	The Rescission Relief Provisions will not limit our rights under Sections 18 through 40 except as stated in Sections 25, 35 and 36.

f)	You have the right to appeal our decision as described in Section 91.
17 Limitations on our right to rescind coverage – Gold Cert Coverage
a)    Early rescission relief program

i)
If you are eligible and opt to participate in our early rescission relief program, and if you follow the procedures and document delivery requirements stated in our Rescission Relief Guide, we will conduct an Independent Validation on those loans that qualify for review under our early rescission relief program in accordance with our Rescission Relief Guide.

ii)
If we uncover discrepancies, errors or any other questionable data or other information that we determine in our reasonable judgment needs to be re-verified, we may request additional information. If the additional information does not resolve the discrepancy, error or questionable data, we will conduct such additional independent re-verification for compliance with our Underwriting Guidelines.

iii)
We will promptly notify you as specified in our Rescission Relief Guide when we complete the Independent Validation on a loan whether such loan qualifies for full rescission relief or for rescission relief for Valuation Defects only, as applicable.

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iv)
If we are unable to make a determination or complete the Independent Validation for a loan to our reasonable satisfaction within 180 days because you failed to provide the required information in accordance with our Rescission Relief Guide, such loan will not qualify for early rescission relief. Instead, the rescission relief terms for loans that have not been subject to Independent Validation will apply.

b)
General limitation on our right to rescind coverage. We will not rescind coverage under a Certificate if the circumstances described in paragraphs (c) through (g) of this Section 17 apply. However, paragraphs (c) through (g) will not limit our right to rescind coverage, or exercise our other remedies, under the circumstances described in Sections 18 through 40 unless expressly stated otherwise in such Sections.

c)    Absence of Significant Defect following Independent Validation

i)
If we have completed an Independent Validation and have not identified Credible Evidence of a Significant Defect with respect to a loan, we will not rescind coverage under the Certificate on account of a Significant Defect (whether or not the loan is in Default), effective upon our notification to you regarding the outcome of the Independent Validation.

ii)
If you qualify for the closing document exception set forth in our Rescission Relief Guide, and you did not submit the Closing File for the Independent Validation of a loan, the rescission relief under Section 17(c)(i) will not be effective unless the Borrower has made the first 12 loan payments on time from the Borrower’s Own Funds.

iii)
If you have submitted only the required documents and information relating to an Independent Validation of Original Value and we have not identified Credible Evidence of a Valuation Defect, then we will not rescind coverage under the Certificate on account of a Valuation Defect (whether or not the loan is in Default), effective upon our notification to you regarding the outcome of the Independent Validation.

iv)
If our notice of the outcome of an Independent Validation indicates that we were unable to resolve concerns regarding the Borrower’s occupancy of a Property, then the rescission relief under Section 17(c)(i) will be effective with respect to a Significant Defect relating to Borrower’s occupancy of the Property only if the Borrower has made the first 12 loan payments on time from the Borrower’s Own Funds and we have not previously notified you of a Significant Defect relating to occupancy.

d)
36-month limitation. With respect to a loan that has not qualified for rescission relief under Sections 17(c) or 17(f), effective as of the date that is 36 months after the Borrower’s first payment due date, we will not rescind coverage under the Certificate on account of a Significant Defect if all of the following conditions are met as of such date:

i)	we have not discovered any Credible Evidence of a Significant Defect;

ii)	the loan is then not in Default by more than 30 days;

iii)	no more than two payments on the loan have been in Default for more than 30 days;

iv)	no single payment on the loan has been in Default for more than 60 days;

v)	all payments on the loan have been made with the Borrower’s Own Funds; and

vi)	the loan has not been subject to a Workout, other than a Workout entered into as a result of a natural disaster that caused the related Default.

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e)
60-month limitation. With respect to a loan that has not qualified for rescission relief under Section 17(c), 17(d) or 17(f), we will not rescind coverage under the Certificate on account of a Significant

Defect on or after the due date of the 60th payment if both of the following conditions are met:

i)	either the loan is not in Default, or if the loan is in Default, it subsequently becomes current; and

ii)	all payments due on the loan have been made with the Borrower’s Own Funds.

f)
Automated Tools. We will not rescind coverage under a Certificate on account of a Significant Defect based on inaccurate results obtained from an Automated Tool that was identified in our Underwriting Guidelines and/or Rescission Relief Guide in effect at the time it was used (or if we cannot reasonably determine when it was used, then on the Application Date) as approved for use in underwriting loans if all of the following conditions are met:

i)
on or before the Certificate Effective Date you did not obtain any information that conflicts with or invalidates the results obtained from the Automated Tool, or if you did obtain conflicting information, you provided such additional information to us by such date;

ii)	the information you provided in the Application accurately reflected the results obtained from the Automated Tool; and

iii)	use of the Automated Tool was in compliance with the requirements for use of such Automated Tool as specified in our Underwriting Guidelines and/or Rescission Relief Guide.

g)	Single Loan Fraud by Borrower. We will not rescind coverage under a Certificate for Single Loan Fraud by a Borrower if any of the following conditions is met:

i)
we completed an Independent Validation that identified no Credible Evidence of a Significant Defect and the Borrower has timely made the first 12 consecutive monthly payments on the loan with Borrower’s Own Funds;

ii)
we completed or updated an Independent Validation at least 12 months following the Certificate Effective Date that did not identify Credible Evidence of any Significant Defects, without regard to the Default status of the loan before we completed the Independent Validation; or

iii)	the conditions described in paragraphs (d) or (e) of this Section 17 apply to the loan.
h) Additional document requests
i)    After the conditions for rescission relief described in Section 17(c)(iii) have been met relating to
Original Value, we will not request additional information from the Insured to investigate a potential Valuation Defect.
ii)    After the conditions for rescission relief have been met for a loan, we will not request additional information from the Insured to investigate a potential Significant Defect related to such loan. If we become aware of Credible Evidence that an exclusion not limited by the Rescission Relief Provisions may apply, we may request additional information from the Insured to investigate such potential exclusion. If the Credible Evidence relates to Pattern Activity, our request for information may relate to such loan and/or other loans originated by the same initial Insured and involving at least one Person common to all the loans.
iii)    We will not rescind coverage under a Certificate under Section 23(e) based solely on the Insured’s failure to produce the requested information unless such information is required by our Underwriting Guidelines or Servicing Guide. However, we retain our rights to request information that is required under this Policy in connection with an Insured’s filing of a Claim and our ability to pursue any remedies available under this Policy for the Insured’s failure to produce such files or documents.
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i)	Rescission relief following a Workout or refinance. To the extent a loan qualifies for rescission relief under this Policy:

i)	such loan will continue to qualify for such relief following any Workout we approve; and

ii)	the rescission relief will apply to any modification of coverage under a Certificate effected in connection with a refinance of the loan insured under such Certificate.
Other exclusions
18 Data inaccuracies

a)
We may rescind coverage under one or more of the affected Certificates if any inaccurate data was submitted by or on behalf of the initial Insured in the Applications, if and to the extent such data inaccuracies:

i)	involve five or more loans insured by us and originated by the same initial Insured; and

ii)	involve the same delivery data element(s); and

iii)	differ from the information in the initial Insured or Insured’s loan files used as the basis for the Application; and

iv)
we determine that, had the information from the loan files been used to qualify the loans, such loans either: (A) would have been ineligible for insurance under this Policy; or (B) would have been eligible for insurance, but only under different terms or pricing.

b)	The only data inaccuracies covered by this Section 18 are those that occur as a result of an operational or system issue involving the electronic transmission of data to us.
19 Default that occurred before coverage began or after coverage ended
If the Default with respect to a loan occurred:

i)	before the Certificate Effective Date, we may rescind coverage;

ii)
after the Certificate is cancelled for any reason by you or us, including because of a lapse for failure to pay premium, we will notify you that coverage is no longer valid and the Claim cannot be accepted.

20 Defects other than Significant Defects
If the Servicer fails to pay the additional premium required by Section 43(c) within the time required by such Section, we may rescind coverage under the Certificate.
21 Excess Insurance Benefit

a)	If the Claim Amount exceeds the amount of consideration that the Beneficiary paid to acquire the loan, we may reduce the Claim Amount by the amount of such excess.

b)	This Section 21 does not apply to a GSE Beneficiary.
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22 Failure to comply with applicable law
a)    We may rescind coverage under a Certificate if the Insured failed to comply with applicable law and if:

i)	we expect such failure to impair the ability to enforce the loan documents; or

ii)
a court or regulatory body finds, or we reasonably believe based on Credible Evidence, that the initial Insured’s origination of the loan violated one or more laws or regulations relating to the insurability of the loan.

b) We may cancel or rescind coverage under a Certificate if we reasonably believe based on Credible Evidence that the loan violates a law or regulation.

c)
We may cancel coverage under a Certificate or deny a Claim resulting from the Insured’s failure to comply with applicable law if we reasonably expect such failure to materially increase the Insurance Benefit payable by us over what it would have been had the failure not occurred.

d)
We may reduce the Claim Amount if we reasonably determine that a failure to comply with applicable law materially increased the Insurance Benefit payable over what it would be in the absence of such failure.

23 Failure to comply with conditions and Insured’s obligations

a)
If the Servicer fails to comply with any of its post-origination obligations under this Policy in any material respect (including, but not limited to, its obligations to mitigate loss, obtain our approval of a Workout, or diligently pursue and complete Appropriate Proceedings), we may reduce the Claim Amount, in accordance with the curtailment procedures stated in our then current Servicing Guide, by the amount we reasonably determine is the estimated resulting damage (as described below).

b)	We may cancel coverage under the Certificate, effective as of the date the non-compliance first occurred (or in the case of a Claim, effective as of the Default date) or deny a Claim, if:

i)
we cannot reasonably estimate the damage arising from such noncompliance and we reasonably determine such noncompliance is material either to our continued acceptance of the risk or the hazard assumed; or

ii)	we determine that such noncompliance was the principal cause of the Default that results in a Claim; or

iii)
with respect to the Servicer’s reporting obligations or its obligation to start or diligently pursue Appropriate Proceedings, such noncompliance continues for a period of 12 months, unless the Servicer is prevented from complying with such obligations by a government or judicially imposed moratorium of general applicability to a specific jurisdiction and not as a result of the Servicer voluntarily conforming to such a moratorium without a legal obligation to do so.

c)
If you fail to timely start Appropriate Proceedings as set forth in Section 57, the “estimated resulting damage” is the amount of any accrued and unpaid interest and Advances actually paid by the Servicer or Beneficiary during the period beginning on the date that Appropriate Proceedings should have been commenced through the date such Appropriate Proceedings are actually commenced, together with any other damages that we reasonably estimate.

d)	If a Third-Party Sale closes without our prior approval, we may reduce the Claim Amount as described in Section 74.

e)
If you fail to provide the required information or access within 30 days following our second request as provided in Sections 15(d) or (e), we may cancel coverage under the Certificate(s) for the affected

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loan(s) effective as of the date of such second request. If a Claim on any such loan has been submitted, we may deny the Claim.

f)
If you fail to maintain the required records or information under Sections 15(c) or (d), then, depending upon the circumstances as specified in our Servicing Guide, we may cancel or rescind coverage under the Certificate(s) for the affected loan(s). If a Claim on any such loan has been submitted, we may deny the Claim.

g)
If you fail to notify us of a Significant Defect, Single Loan Fraud or Pattern Activity or a repurchase request with respect to a loan within 30 days as required under Section 47, we may cancel or rescind coverage under the Certificate(s) for the affected loan(s). If a Claim on any such loan has been submitted, we may deny the Claim.

h)
We may cancel coverage under a Certificate for a loan or deny a Claim if we discover that the Insured, Servicer or Beneficiary has materially misrepresented or falsified any information presented to us in connection with a loan after the Certificate Effective Date.

24 Failure to make balloon payment
We may deny a Claim if:

a)	The Default is related to the Borrower’s failure to make a balloon payment when due; and

b)	You did not offer the Borrower a renewal, refinancing or extension of the loan at current market rates before the balloon payment was due.
25 Failure to satisfy Commitment conditions

a)	If any condition to coverage specified in the Commitment for a loan is not satisfied within the time specified in the Commitment, we may rescind coverage under the Certificate.

b)	We cannot rescind pursuant to this Section 25 if the Rescission Relief Provisions apply with respect to the applicable loan.
26 First lien status
If the security instrument did not constitute a first lien on the Property on the Certificate Effective Date, we may rescind coverage under the Certificate.
27 Incomplete Construction

a)	If the principal cause of the Default giving rise to a Claim is Incomplete Construction, we may deny the Claim.

b)
Incomplete Construction will be deemed to be the principal cause of the Default if the Default was caused by any reason other than a Borrower credit-related event (e.g., a failure of any builder, contractor, or trade to complete construction of the Property in a good and workmanlike manner and in accordance with the agreed plans and specifications; mismanagement of construction draws; or disputes between the builder, contractor, or trade and the Borrower).

c)	If Incomplete Construction was not the principal cause of the Default giving rise to a Claim, we may reduce the Claim Amount as described in Section 78.
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28 Loan acquired by natural person
If the Insured or Beneficiary of a loan, at any time, is or was a natural, individual person (i.e., not an entity), we may cancel coverage under the Certificate for such loan as of the date such Insured or Beneficiary acquired the loan, or if a Claim has been submitted, we may deny the Claim.
29 Non-residential property

a)	If the property securing the loan did not meet the definition of Property on the Certificate Effective Date, we may rescind coverage under the Certificate.

b)
If the property met the definition of Property on the Certificate Effective Date but not when the Claim was filed, we may exercise one of the following remedies if we reasonably determine the change adversely affected the use, marketability or value of the property:

i)	a requirement that you restore the Property to a condition no worse than its condition on the Commitment date, Reasonable Wear and Tear excepted;

ii)	reduction of the Insurance Benefit by the amount that we determine approximates the estimated restoration cost in accordance with the curtailment procedures stated in our then current Servicing Guide;

iii)	if the property is not restored and we cannot reasonably estimate the restoration cost, we may settle the Claim using the Anticipated Loss Option; or

iv)
if the property is not restored to a condition no worse than its condition on the Commitment date, Reasonable Wear and Tear excepted, and we reasonably determine that no Insurance Benefit would be payable if the restoration were completed, we may deny the Claim.

30 Pattern Activity
If we discover any Pattern Activity with respect to loans we insure, we may rescind coverage under the Certificate on one or more of the affected loans.
31 Physical Damage as principal cause of Default

a)	If the principal cause of the Default giving rise to a Claim is Physical Damage that occurred or manifested itself on or after the date we issued a Commitment, we may deny the Claim.

b)	Physical Damage will be deemed to be the principal cause of the Default if all of the following are true:

i)	as of the Claim submission date, the Borrower has not restored the Property to a condition no worse than its condition on the Commitment date, Reasonable Wear and Tear excepted;

ii)
either (1) the Property lacked hazard insurance covering loss arising out of the Physical Damage, or the proceeds or amount of the hazard insurance coverage were insufficient to restore the Property to a condition no worse than its condition on the Commitment date, Reasonable Wear and Tear excepted, or (2) the Property had sufficient hazard insurance covering loss arising out of the Physical Damage, but the Borrower or Servicer (x) did not submit a claim, (y) submitted a claim but has not received the proceeds of the claim or (z) received the proceeds of the claim but the proceeds were not applied to restore the Property;

iii)	we reasonably estimate the restoration costs will exceed 20% of the Original Value, Reasonable Wear and Tear excepted; and
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iv)    the Default occurred after the Physical Damage occurred or manifested itself.

c)
If we notify you that we intend to deny a Claim pursuant to this Section 31 and within 60 days thereafter you notify us that you intend to restore the Property to a condition no worse than its condition on the Commitment date, Reasonable Wear and Tear excepted, then we will not deny the Claim if you complete the restoration within 180 days after you notify us of your intention to restore the Property. We will extend the time to complete restoration to one year after you notified us of your intention to restore the Property if prior to expiration of the 180-day period you provide evidence reasonably satisfactory to us that restoration is in progress (such evidence may be a signed statement of work to perform the restoration of the subject Property). If the Property is restored within the applicable period, the Perfected Claim Date will be the later of (1) the date that we receive evidence that the restoration has been completed and (2) the date that would otherwise be the Perfected Claim Date in accordance with Sections 66, 67, 68 or 92, as applicable, and we will then settle the Claim under the option we choose. No interest or Advances will be payable for the period between when we notify you of our intention to deny the Claim and when you notify us that the restoration has been completed, regardless of which Claim settlement option we choose. If the restoration period is not extended because you do not provide satisfactory evidence that restoration is in progress within the 180-day period, or if the restoration period is extended but the Property is not restored within one year after you notified us of your intention to restore the Property, we may deny the Claim.

d)
If you are restoring the Property pursuant to Section 31(c) and a Third-Party Sale occurs, the restoration must be completed within the applicable time period set forth in Section 31(c), and the Perfected Claim Date will be the date we receive satisfactory evidence that the restoration was completed.

32 Physical Damage that is not the principal cause of Default
If Physical Damage was not the principal cause of the Default giving rise to a Claim, we may reduce the Claim Amount as described in Section 77.
33 Pre-existing Environmental Impairment
We may rescind coverage under a Certificate if an Environmental Impairment:

a)	Existed before the Commitment date;

b)	Was not disclosed on the Application, whether or not known by the initial Insured; and

c)	If known by us, would have resulted in our declining to insure the loan.
34 Release of indebtedness

a)
If the Borrower is no longer obligated to repay all or any portion of the loan (other than as a result of a Workout we approved and requisite premiums continue to be paid in accordance with our Servicing Guide), we will exclude that amount from the unpaid principal balance in determining the Claim Amount.

b)
If the loan is divided into secured and unsecured portions in bankruptcy proceedings, and you have continued to pay the premium for the full loan amount, we will not exclude any portion of the Claim pursuant to paragraph (a) above.

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35 Significant Defect

a)
If we have Credible Evidence of a Significant Defect with respect to a loan, we may rescind coverage under the applicable Certificate or offer an alternative to rescission as described in our Servicing Guide. We will decide whether a Defect is a Significant Defect.

b)
If our non-delegated underwriting process (or, with respect to loans participating in our early rescission relief program under Section 17(a), our Independent Validation process) reveals that, despite accurate information provided to us, we failed to identify a Significant Defect that should have been apparent to a qualified mortgage insurance underwriter and we erroneously insured a loan, we will not rescind coverage under the Certificate on the basis of that Significant Defect.

c)	The Rescission Relief Provisions apply with respect to a Significant Defect.
36 Single Loan Fraud

a)	If we discover any Single Loan Fraud relating to a loan, we may rescind coverage under the Certificate.

b)	The Rescission Relief Provisions will not limit our rights under this Section 36 except as described in Section 17(g).
37 Unapproved assumption

a)
We may cancel coverage under a Certificate for a loan or deny a Claim if the loan was assumed by another Person without our approval, with or without an original Borrower’s release from liability for the loan.

b)
If you are prohibited by applicable law, or by a GSE, to exercise your rights under a due-on-sale clause, or if you are required by applicable law to consent to a loan assumption, we will not cancel coverage under the Certificate or deny the Claim pursuant to paragraph (a) above.

38 Unapproved change of loan terms or Property
If you allowed a material change to the terms of the loan or to the Property without our prior approval, we may reduce the Insurance Benefit by the amount we reasonably estimate is the resulting damage. If we determine the change was the principal cause of the Default, we may deny the Claim.
39 Unapproved Servicer
We may cancel coverage under a Certificate for a loan if the loan servicing is transferred to a Servicer we have not approved (if you were required to request our approval under Section 49) or to a Servicer otherwise prohibited from servicing the loan under Section 49, or if the loan continued to be serviced by a Servicer whose approval we previously revoked, provided that the Servicer’s deficiencies identified by us were not corrected within 60 days, and servicing was not transferred to an approved Servicer 120 days thereafter, in accordance with Section 49.
40 Unapproved resale restrictions
If a Property is subject to a resale restriction that we did not approve (as indicated in our approval letter to the initial Insured or our Underwriting Guidelines), we may rescind coverage under the related Certificate.

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Your responsibilities
41 Condition to our obligations
Our obligation to pay Insurance Benefits under this Policy is subject to your meeting the terms and requirements of this Policy.
42 RESPONSIBILITIES OF THE SERVICER

a)
The Servicer is the entity responsible for servicing the loan and the administrative aspects of a loan, including, but not limited to, sending monthly statements, collecting payments, maintaining records of payments and balances, conducting loss mitigation activities and enforcing the loan terms.

b)
The Servicer is the agent or authorized representative of the Insured and the authorized representative of the Beneficiary for all matters under this Policy, such as giving and receiving notices, cancelling coverage under a Certificate, paying premiums, receiving premium refunds and Insurance Benefits, settling Claims, and performing acts required of the Insured. The Beneficiary’s statements, acts and omissions are binding on the Servicer to the extent they relate in any way to a Commitment or Certificate issued under this Policy or would result in acceptance of or a reduction or denial of the Insurance Benefit, or rescission of coverage under a Certificate. Also, the Insured and Beneficiary are bound by any actions or omissions of the Servicer with respect to this Policy. However, for a Beneficiary, the only effect of a Servicer’s error or omission will be the non-payment or adjustment of the Insurance Benefit; the Beneficiary will have no other liability to us.

c)
If the Beneficiary is a GSE Beneficiary, the Servicer must have such GSE Beneficiary’s consent to manage or dispose of any Property, receive payment of the Insurance Benefit, modify the loan or the Borrower’s obligations under the loan, enter into any agreements with us relating to multiple loans owned by the GSE Beneficiary, or give any consent under this Policy on behalf of the GSE Beneficiary. The Servicer may perform any other acts of a GSE Beneficiary under this Policy without its consent, including agreeing to the resolution of individual Claims.

d)	If a subservicer is servicing a loan, the Servicer shall remain responsible for performing all obligations of the Servicer under this Policy. All statements, acts and omissions of such subservicer shall be binding on the Servicer to the same extent as if made, performed or omitted by the Servicer.
43 PAYMENT OF PREMIUMS

a)
You are solely responsible for paying all premiums due under this Policy, regardless of whether you are reimbursed by a Borrower or anyone else. You must make premium payments in a way that identifies which loans they apply to. For purposes of this Policy, premiums include all related taxes and assessments.

b)
We will promptly deposit any payments we receive. However, the premium is not deemed accepted until we reconcile the payment with the applicable loan. Our receiving, depositing, or accepting a premium payment does not waive any conditions or any of our rights or remedies under this Policy.

c)
If we discover a Defect and we determine that the loan would have been eligible for coverage despite such Defect, but at a higher premium, we may notify the Servicer and require payment of the additional premium due. The Servicer must pay the additional premium in a single payment

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within 60 days of receiving our notice. If we do not receive the additional premium within 60 days, we may rescind coverage under the applicable Certificate.
44 Timing of initial premium payment
We must receive the initial premium payment within the time specified in our Servicing Guide for the premium plan selected on the Commitment, unless we have agreed to another date. The Commitment specifies the amount of the initial premium payment.
45 Renewal premiums
We will notify you of the renewal premium payment for a loan, calculated pursuant to the premium plan identified on the Certificate. To continue coverage, you must pay the renewal premium by the date specified in the notice and as further specified in our Servicing Guide.
To maintain coverage, you must pay premium for the period up to the date of a Default. If the Borrower cures the Default, unless you have continued to pay renewal premiums during the period after Default, within 60 days after we are notified of the cure, you must pay any premium owed or coverage under the Certificate for the related loan will lapse. Premiums paid for the period after a Default that results in a Claim will be refunded to you if an Insurance Benefit is paid.
46 Lapse and reinstatement of coverage

a)
If you have not paid the renewal premium on a loan before the due date, coverage under the Certificate will end at 12:01 AM on the due date (which then becomes the “Lapse Date”), and we will cancel coverage under the Certificate effective as of the Lapse Date. However, we will continue uninterrupted coverage if we receive full payment within 60 days of the Lapse Date or, if a nonpayment notice is required by applicable law, within the grace period specified in such non-payment notice or as otherwise required by law. We may also reinstate coverage under the Certificate in accordance with our Servicing Guide.

b)	If coverage has lapsed on a group of loans because of transfer, seizure or surrender of the loan servicing, you may request reinstatement of coverage only if:
i)you reinstate coverage on all loans in the group; and
ii)you pay all renewal premiums within 120 days of their Lapse Dates.

c)
Except as described in Sections 46(a) and (b), we are under no obligation to reinstate coverage that has lapsed for failure to pay renewal premium before or after a Default. If we reinstate coverage, any Claim resulting from a Default that occurred after the Lapse Date will only be covered if the entire renewal premium through the date of Default has been paid as required by our Servicing Guide. In addition, we may charge interest from each affected Certificate’s Lapse Date to the date the premiums were actually paid. Interest will be calculated at the three-month Treasury Bill rate published in the Federal Reserve Board’s H.15 release for the week including the renewal premium due date or such other similar commercially reasonable measure as we determine and communicate to you by notice.

47 REQUIRED REPORTING AND NOTIFICATIONS
You must provide us with a monthly servicing report by the 25th day of each month, if required, as described in our Servicing Guide. The submission of these required reports will constitute a representation by the Servicer that all information contained in such reports is true and complete in all material respects.
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If you are aware of a dispute relevant to any loan or the applicable Property, you must notify us. We have the right, but not the obligation, to defend any legal action arising from the dispute. We also have the right to direct you to commence legal action if we determine that it is necessary to protect our rights, but if we so direct, then we will pay the expenses for such legal action; provided, however, that this paragraph shall not apply to Appropriate Proceedings.
If you are aware of a Significant Defect, Single Loan Fraud or Pattern Activity with respect to a loan, you must notify us within 30 days of discovering such information. You also must notify us, and provide us with all related documents, within 30 days whenever a loan is required to be repurchased from a GSE or any other investor. Following our receipt of such documents, we may request additional information to determine whether Section 30 or 36 applies.
48 REQUIRED APPROVALS FOR CHANGES
49 Change of Servicer; Deficiencies in performance

a)
A Servicer of a loan must be approved by us. A Servicer is deemed to be approved if we have separately issued an in-force mortgage guaranty insurance master policy in the same form as this Policy to the Servicer. Otherwise, you must request our approval of the new Servicer. Until we receive notice of and approve a change in Servicer, the Person most recently identified to us as the Servicer of the loan shall be deemed to be the Servicer of the loan.

b)
We will notify you of any Servicer deficiencies in performance and allow you 60 days to correct those deficiencies. If the Beneficiary is a GSE Beneficiary, we will provide a copy of this notice to the GSE Beneficiary.

c)	If the deficiencies are not corrected within 60 days, then we may notify you (and the GSE Beneficiary if applicable) that the Servicer’s approval is revoked or limited as follows:

i)	the Servicer will no longer be permitted to service any loans, in which case the servicing of all loans must be transferred to an approved Servicer within 120 days after such notice; or

ii)
the Servicer will be permitted to continue to service the loans it services as of the effective date of our notice, but will not be permitted to service any other loans (including as result of loan transfer, origination or otherwise). If we so limit a Servicer’s approval, we may thereafter revoke approval under clause (i) above without providing an additional cure period with respect to the Servicer’s performance deficiencies.

d)
Subject to paying premium, coverage under a Certificate will continue uninterrupted when servicing is transferred from one approved Servicer to another approved Servicer. We may cancel coverage under a Certificate or deny a Claim if:

i)
on the date of the servicing transfer, the new Servicer is not an approved Servicer or is a Servicer whose approval is limited as described in Section 49(c)(ii) above, unless the servicing of the related loan is transferred to an approved Servicer within 120 days of our notice to the Servicer and, if applicable, the GSE Beneficiary; or

ii)	effective as of the day after the 120-day deadline stated above in Section 49(c)(i), servicing has not been transferred as required.
50 Change of Beneficiary

a)	If you sell, assign, or transfer a loan, the purchaser becomes the Beneficiary under the Certificate for such loan as of the transfer date.

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b)
In such cases, the Beneficiary may elect to become the Insured under this Policy with respect to the related Certificate as of the transfer date, subject to all of the rights and obligations of the Insured hereunder with respect to such Certificate and the related loan.

c)
No loan transfer or change in the identity of any Insured, Servicer or Beneficiary will affect any of our rights under this Policy, regardless of the knowledge or responsibility of the new Insured, Servicer or Beneficiary relating to matters occurring before becoming an Insured, Servicer or Beneficiary.

51 Workouts; Changes to the Property or loan terms

a)
If you wish to effect a Workout or approve another change in loan terms or a Property, you must receive our approval in advance, unless the change is allowed by the terms of the loan, applicable law or this Policy or we have delegated our approval to accept a Workout to the Servicer by a delegation agreement we executed or under the terms of our Servicing Guide. In each case, the Servicer must report a completed Workout to us within 30 days after the Workout has been completed.

b)
Provided that you request our approval through an approved delivery method, if you request our approval and have not received our approval, denial or request for additional information within 10 business days, then the Workout is deemed to be approved.

c)
If we approve a loan modification, the premium rate for coverage will remain the same. Premiums on loans modified with our approval must be paid in accordance with instructions in our Servicing Guide and the premium plan as indicated on the original Certificate.

d)
If the Beneficiary is not a GSE Beneficiary, and the terms of the approved Workout provide that a cash contribution will be paid by the Borrower or the Borrower will execute a promissory note payable to us, then the amount of such cash contribution will be deducted from the Insurance Benefit paid for the loan, or the promissory note will be delivered to us, as specified in our Servicing Guide or otherwise as agreed. If the Beneficiary is a GSE Beneficiary, and the terms of the approved Workout involve a transfer of title to the Property by the Borrower, then unless otherwise agreed by the GSE Beneficiary and us, any cash contribution by the Borrower and any payment by the Borrower under the terms of a promissory note, less any reasonable expenses incurred in documenting and collecting the Borrower contribution or payments, will be shared by the GSE Beneficiary and us pro rata. Our pro rata share of the contribution will be calculated using a quotient, the numerator of which will be the Insurance Benefit paid, and the denominator of which will be the Total Loss.

e)	Our approval of any Workout or conveyance of the Property is not an approval of your Claim or an acknowledgment of Insurance Benefits due.

f)
If a Servicer or GSE Beneficiary has approved a Third-Party Sale pursuant to a delegation of authority, and in connection with a related Claim there is Physical Damage, we may settle the Claim using the Anticipated Loss Option. If we choose to exercise the Anticipated Loss Option in this circumstance, the Estimated Net Proceeds will be determined assuming that the sale of the Property closed without Physical Damage.

52 DEFAULT NOTIFICATIONS AND YOUR ONGOING RESPONSIBILITIES REGARDING DEFAULTS
53 Notice of Default
If the Borrower fails to make two consecutive loan payments, you must give us a notice of Default pursuant to our Servicing Guide prior to the due date of the next loan payment. If you fail to so notify us, any Claim Amount relating to such Defaulted loan will exclude any interest accrued or Advances paid between the
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deadline for giving us a notice of Default and the date you provide notice. If you continue to fail to so notify us for 12 or more months after the deadline for giving us a notice of Default, we may cancel coverage on the loan pursuant to Section 23(b)(iii).
54 Monthly Default reports

a)
After you give us notice of Default, you must provide us with monthly reports by the 25th day of the following month including the status of the loan and any servicing efforts taken to cure the Default or commence, pursue or complete Appropriate Proceedings. These reports must comply with the requirements in our then current Servicing Guide. This Default report is in addition to the reporting required under Section 47.

b)	You must continue to submit such monthly Default reports until a Claim is presented to us and we issue our decision to you, or the loan is no longer in Default.

c)	You must also submit a final report on the resolution of any Default in the month following the resolution.
55 Cooperation in servicing efforts
At our request, you must allow us to assist you in contacting the Borrower for activities such as obtaining information, setting up a payment schedule, scheduling or conducting a Property inspection, or scheduling an appraisal. We have the right to assist in efforts to mitigate any loss, including by engaging a specialty servicer or other vendor at our expense to oversee the Servicer’s, Beneficiary’s and their agents’ activities with respect to loans. You must also provide us with information regarding all of your similar efforts to contact the Borrower and cooperate with us as reasonably necessary to enable us to engage in such mitigation and Borrower contact activities.
56 Payment of Advances
You must pay all of the following Advances related to a loan when they become due, unless prohibited by law:

a)	Reasonable and customary hazard and flood insurance premiums;

b)	State and local taxes, assessments and other public charges imposed on the Property, not to include late fees or other penalties;

c)	In the event of a Default, commercially reasonable and necessary expenses to maintain or protect the Property (other than expenditures to remove an exclusion from coverage, such as Physical Damage);

d)
Fees required to maintain the first lien status of the loan, including condominium fees, homeowner association dues, co-op maintenance fees, and pro-rated portions of shared fees related to the common areas attendant to the Property;

e)
Reasonable expenditures to complete Appropriate Proceedings (including moving expenses, where required by applicable law to be paid by the evicting party) and, if we have exercised the Acquisition Option or there is a Third-Party Sale that we have approved or if we otherwise require access to the Property, eviction proceedings. This includes court costs and attorneys’ fees, but attorneys’ fees must not exceed:

i)	3% of the unpaid principal balance and accrued interest that is included in the allowable Claim Amount on a loan with an unpaid principal balance of $200,000 or greater; or
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ii)	the lesser of: (x) $6,000; and (y) 5% of the unpaid principal balance and accrued interest that is included in the allowable Claim Amount on a loan with an unpaid principal balance less than $200,000.
This limitation does not apply to reasonable attorneys’ fees incurred to enforce our subrogation rights.
57 Appropriate Proceedings

a)	You must commence Appropriate Proceedings by the later of the following, unless we instruct you to take other action:

i)	30 days after the loan remains in Default for a period of six consecutive months; or

ii)	60 days after the earliest date allowed by applicable law.
b)    The deadlines noted above for commencing Appropriate Proceedings will not apply for as long as:

i)	proceedings are delayed by a court order or other legal moratorium that applies generally in a particular jurisdiction; or

ii)	you are actively pursuing a Workout with the Borrower in accordance with this Policy or have already achieved a Workout.

c)	We will not give alternate instructions regarding Appropriate Proceedings on loans insured for the benefit of a GSE Beneficiary without first receiving the GSE’s approval.
d) You must diligently pursue completion of Appropriate Proceedings once commenced and in compliance with the foreclosure timelines stated in the Servicing Guide and conduct Appropriate Proceedings in a way that preserves our deficiency and subrogation rights and your ability to transfer and assign to us your rights against the Borrower. You must also follow our instructions as required by Section 59 when bidding at the foreclosure sale.

e)	Your failure to comply with the foregoing Sections 57(a) through (d) may result in the exercise of our remedies described in Section 23.
58 Loss mitigation

a)
You must make commercially reasonable efforts to prevent and mitigate loss on a loan in a reasonable and prudent manner, consistent with generally accepted standards of servicing then in use in the first-lien residential mortgage industry, including with respect to loans for which there is no mortgage guaranty insurance, but in no event at a standard less than the GSE-required servicing standards then in effect. You must also comply with our Servicing Guide and any other applicable guidelines to which the Servicer or Beneficiary is subject, and as we may otherwise direct. Such prevention and mitigation efforts include diligent efforts to obtain a cure of a Default, prompt and ongoing Borrower contact, obtaining a Workout, Property inspection and appraisal, or a Third-Party Sale approved by us.

b)
Your mitigation efforts also include diligent efforts to market any Property for which a Servicer or Beneficiary has obtained title to a Property. The Servicer shall authorize and direct its broker to release to us any marketing information concerning the Property that we request.

c)	No provisions of this Policy or activities related to loss mitigation shall prevent or delay your commencing Appropriate Proceedings to enforce or satisfy the Borrower’s obligations under a loan.

d)	Your failure to comply with the foregoing Sections 58(a) through (c) may result in us exercising one of our remedies described in Section 23.
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59 Foreclosure bidding instructions
Unless we direct you otherwise or you are prohibited by applicable law, you must bid at foreclosure as we instruct in our Servicing Guide. You must receive our approval before you proceed with any other bidding instructions.
60 Eminent domain
If the Property or any portion of it is taken by eminent domain or any other government proceeding, you will require the Borrower to apply the compensation received to reduce the outstanding principal balance and interest due on the loan, to the maximum amount permitted under the loan and applicable law. Notwithstanding the foregoing sentence, documented moving or temporary housing expenses associated with the Borrower’s relocation are not required to be applied to reduce the outstanding principal balance and interest due on the loan.
61 OUR OPTIONS UPON DEFAULT
62 Filing of accelerated Claim

a)
After receiving your notice of Default, if we request that you submit an accelerated Claim, you must do so within 60 days of our request. Our direction to submit an accelerated Claim will not restrict our rights or remedies.

b)	Only those Core Claim Documents that exist at the time we request the accelerated Claim must be submitted to us.

c)	If you do not file the accelerated Claim within 60 days of our request, the Claim Amount will exclude any interest accrued on the loan after that time.

d)
If we request that you file an accelerated Claim, the Servicer’s obligation to pursue and complete Appropriate Proceedings and to mitigate loss will continue as if the submission of the Claim had not been accelerated.

e)
You will have the right, as described in Section 62(f), to file a supplemental Claim for the amount of Advances not included in the initial, accelerated Claim, but you cannot claim Advances to the extent you have recovered funds, including any Insurance Benefit we previously paid, equal to or more than the Total Loss.

f)
Within 90 days after completion of a foreclosure sale, deed-in-lieu of foreclosure or a Third-Party Sale closes, you may submit a supplemental Claim for Advances you paid that were not included in the accelerated Claim to the extent they would be included in the Claim Amount for, as applicable, the period through which Appropriate Proceedings were required to have been completed, the date the deed-in-lieu of foreclosure is executed, or the date the Third-Party Sale closes.

g)
Any information not in existence on the date that the accelerated Claim is submitted, but which would otherwise be required for a Claim to be a Perfected Claim, shall be submitted together with the supplemental Claim. If the supplemental Claim for Advances is submitted within the 90-day period described in Section 62(f) together with all required supporting documentation, we will pay any additional Insurance Benefit under this Policy within 60 days of our receipt of the supplemental Claim. For the avoidance of doubt, any additional Insurance Benefit we may pay in settlement of a supplemental Claim submitted in connection with this section will be limited to the Advances described in Section 62(f).
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h)	No exclusion or deduction that reduced the Claim Amount or Insurance Benefit paid on an accelerated Claim shall be included in any related supplemental Claim.

i)	If we pay an Insurance Benefit under this Section 62, including any supplemental Claim, it will be paid under the Percentage Option.

j)
If a Borrower becomes current on a loan after we pay an accelerated Claim, you must repay us the Insurance Benefit within 60 days. If we pay an Insurance Benefit under this Section 62 to a Beneficiary that is a GSE Beneficiary, repayment pursuant to this subsection (j) will not be required unless the GSE Beneficiary has agreed in writing prior to our direction to submit an accelerated Claim that a refund will be payable as provided herein.

63 Claim advances
Subject to the prior approval of any applicable GSE Beneficiary, we may advance to you a partial Insurance Benefit on terms we specify at the time of the advance. If such a Claim advance is paid to the Insured or Servicer, we will notify such GSE Beneficiary at the time we pay the Claim advance. The amount of the Claim advance will be deducted from any future Insurance Benefit we may pay with respect to the loan. If the Claim is later denied or curtailed, or coverage under the Certificate is cancelled or rescinded, you must refund the Claim advance to us.
Claims
64 FILING A CLAIM
a)    In order to file a Claim, one of the following conditions must be met:

i)	completion of the foreclosure sale of the Property, regardless of whether certification, confirmation or ratification of the sale has occurred;

ii)	conveyance of title to the Property by execution of a deed-in-lieu of foreclosure; or

iii)	closing of a Third-Party Sale by the Borrower.

b)	You must file a Claim within 60 days of the first to occur of the conditions identified under Section 64(a).
65 What happens if you miss the deadline
If you do not file a Claim by the deadline stated in Section 64, we are not obligated to include in the Claim Amount any interest accrued or Advances you paid after the deadline passed. If the Claim is submitted more than 120 days after the expiration of the deadline stated in Section 64, then we may deny the Claim.
66 Documents required
To file a Claim, you must submit to us the information listed in our Servicing Guide as of the date you submit the Claim to us, including the Core Claim Documents. If we require additional information or access to the Property before your Claim can be perfected, we will request it under Section 67 and/or 68.
a) Once you have provided the Perfected Claim Information we consider your Claim submission to be a “Perfected Claim”. The date on which you have provided all Perfected Claim Information is considered the “Perfected Claim Date”. A Perfected Claim does not relieve you of your obligations under Sections

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67 and 68 applicable to requests made after a Claim has become a Perfected Claim, and this may result in a change to the Claim Settlement Period for such Perfected Claim.
b)    If we are acquiring the Property under the Acquisition Option, you must also provide:

i)	good and marketable title to the Property;

ii)	if we request, a title insurance commitment or a reasonably acceptable legal opinion that you are able to convey title to the Property;

iii)	possession of the Property, which gives us the immediate right to actual, physical and undisputed occupancy and control of the Property; and

iv)
a recordable but unrecorded deed, usual and customary for the Property location, containing customary provisions and conveying to us or our designee good and marketable title, together with all documents required to complete the transfer of title, all of which shall be executed.

c)    For the title to be good and marketable, all of the following must be true:

i)	there are no liens against the Property, other than those established by public bond, assessment or tax, and there are no delinquencies in their payment;

ii)
there are no encumbrances affecting the Property, other than recorded building and use restrictions and municipal or zoning ordinances or regulations that do not adversely affect the normal residential use of the Property;

iii)	the Property is currently in compliance with any applicable ordinances and regulations, and any agreements and restrictions relating to cooperative housing ownership;

iv)
there are no easements, conditions, resale restrictions, rights, or rights of way that will have a material effect on the ability to sell or transfer the Property, except for those permitted under our Underwriting Guidelines or otherwise approved by us in writing;

v)	there are no liens against the Property or claims related to toxic waste, environmental contamination, or a similar hazard under any applicable law;

vi)	if the Property is a cooperative housing unit, there is no unpaid maintenance; and

vii)
the Property has acceptable means of ingress and egress, and has rights to use public or private water and sewer facilities connected to the Property and any other water rights reasonably necessary for the use and enjoyment of the Property.

d)	If we are not acquiring the Property, you must submit, as set forth in our Servicing Guide or upon our request:

i)	a copy of an executed trustee’s or sheriff’s deed that conveys title of the Property to you, or other evidence that a foreclosure has been completed; or

ii)	if we have approved the Borrower’s deed-in-lieu of foreclosure, the deed that conveyed title to you, together with other documents related to the transaction.

e)	If any of the required documents is not available, we will consider alternative documents that you submit and determine whether they are reasonably acceptable.
67 Additional Claim information required

a)
If any of the Core Claim Documents is missing from your Claim, or we require additional information to process the Claim (i.e., your Claim is not perfected with the information submitted with the initial Claim), we will notify you and request the missing or additional information within 20 days of receiving

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your Claim. However, we will not request, and you will not be required to resubmit, any Origination File information or documents or Closing File information or documents that were previously submitted to us in connection with the Application, Independent Validation or QC Review of the related loan. If we have any additional requests, we will make such requests within 10 business days after the Perfected Claim Date. Other than requests for access to a Property, as described in Section 68, if we have any such additional requests after the Perfected Claim Date, the Claim Settlement Period will not be extended, and the Beneficiary or Servicer must use reasonable efforts to satisfy the additional requests. We will pursue any investigations related to a Claim expeditiously and in good faith.

b)
If we have not received information we requested after 30 days, we will send you a reminder. Further, we will provide the Beneficiary with a copy of such reminder if requested by the Beneficiary. If a Claim is not perfected within 120 days of the Claim filing date, unless we and the Beneficiary have agreed to an extension or an extension is required by applicable law or an extension is expressly provided for under the terms of this Policy in Sections 67(d), 68(a) or 68(b), we will deny the Claim on that basis.

c)	If a Claim is denied without payment under this section, we will have the right to retain all premium paid in connection with the Certificate.

d)
If we approve a Third-Party Sale after you have filed a Claim but prior to it becoming a Perfected Claim, you must submit the information relating to the sale required by our Servicing Guide, no later than 60 days after the Third-Party Sale closes, and, if you have met all other Claim perfection requirements, the date you submit such information will be the Perfected Claim Date for such Claim. If the Third-Party Sale does not close within the 210-day period after the Claim was initially filed, the Perfected Claim Date for such Claim will be the 210th day, and we may settle the Claim under the Anticipated Loss Option. If we settle the Claim under the Anticipated Loss Option in this circumstance, the Estimated Net Proceeds will be determined assuming a Property value as of the date we approved the Third-Party Sale.

e)
If a Third-Party Sale is not approved by the date that is 60 days after the Claim becomes a Perfected Claim and we do not elect to settle the Claim pursuant to the Acquisition Option, then the Claim Settlement Period will not be any further extended, nor will our approval be required for a Third-Party Sale. If we approve a Third-Party Sale no later than 60 days after the Claim becomes a Perfected Claim, the Servicer or Beneficiary must submit the information relating to the sale required by our Servicing Guide, no later than 60 days after the Third-Party Sale closes. In this circumstance, the Claim Settlement Period will be extended to the 10th business day after we have received all of the information related to the Third-Party Sale. If the Third-Party Sale does not close within the 210-day period after the Claim was initially filed, the Perfected Claim Date for such Claim will be the 210th day, and we may settle the Claim under the Anticipated Loss Option. If we settle the Claim under the Anticipated Loss Option in this circumstance, the Estimated Net Proceeds will be determined assuming a Property value as of the date we approved the Third-Party Sale.

68 Access to the Property

a)
If we require access to the Property for any reason, we must request it by the later of the 40th day after a Claim is filed or the 20th day after the Perfected Claim Date, and you must make your best effort to provide it. If the sole reason a Claim does not become a Perfected Claim is the Servicer’s or Beneficiary’s failure to provide access to the Property when requested, the Claim will become a Perfected Claim on the date Property access is provided (if such access is provided prior to the end of the 210-day period following the Claim submission date).

b)	If at the end of such 210-day period, Property access has not been provided, the Perfected Claim Date will be the 210th day, and we may settle the Claim under the Anticipated Loss Option. In this
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circumstance, the Estimated Net Proceeds will be determined assuming that the sale of the Property closed on the date the Claim was submitted.
c)    If we have requested access within 20 days after the Perfected Claim Date and you are unable to provide access within 210 days of filing the Claim, we may settle the Claim under the Anticipated Loss Option. In this circumstance, the Estimated Net Proceeds will be determined assuming that the sale of the Property closed on date the Claim was submitted.
69 PAYMENT OF A CLAIM
If we have received a Perfected Claim from you, subject to the terms and conditions of this Policy and the applicable Certificate, we will pay the Insurance Benefit due.
70 Calculation of the Claim Amount
The Claim Amount is calculated as follows:
Unpaid principal loan balance as of Default date
plus    Accrued interest due, calculated at the Contract Rate, subject to Section 71(b)
plus    Allowable Advances you paid as set forth in Section 56, subject to Section 71(c)
less    Rents or other payments you received before filing the Claim
less    Amounts remaining in escrow that you are entitled to as of the last loan payment date
less    Amount of pledged collateral that you are entitled to
less    Hazard and other insurance amounts received by you or the Borrower but not applied to the loan or restoration of the Property
less    Advances that required our approval but were unapproved
less    Proceeds of eminent domain proceedings (if, and to the extent, not applied to reduce the unpaid principal loan balance)
less    Proceeds of the amount paid to redeem the Property
less    The unamortized portion of any financed mortgage insurance premium as calculated in Section
71(d), if applicable
less    Any remaining unused interest buy-down funds, discounts or similar features of the loan equals Claim Amount
The Claim Amount is then used to calculate the Insurance Benefit payable under this Policy, which is adjusted in accordance with Section 79.
71 Additional requirements for determining the Claim Amount
a) Unpaid principal loan balance
i)    The unpaid principal loan balance does not include capitalization of delinquent interest, penalties, or Advances, except as a result of a Workout that we approved and for which the requisite premium was paid. Upon completion of a Workout, if you seek additional coverage, then you must remit the additional premium due to us. If additional premium was required to be paid to us after an approved Workout, and such additional premium was paid, the unpaid principal loan balance
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will include any amounts added to the principal as a result of such Workout. If the additional premium was not paid as required, we may exclude the additions to unpaid principal balance from the Claim Amount.

ii)
If a portion of the unpaid principal loan balance has been forgiven as part of a Workout we approved, the unpaid principal balance will be the unpaid principal balance prior to such forgiveness and the Insurance Benefit will be reduced by any premium that may have been payable for the Certificate had the unpaid principal balance not been so reduced.

iii)
If the loan is divided into secured and unsecured portions in bankruptcy proceedings, we will deduct the unsecured portion of the principal balance from the Claim Amount, unless you have continued to pay the premium for the total of the secured and unsecured amounts.

b) Interest

i)	The periods for which accrued interest is included in the Claim Amount will vary based on the payment option we select, as explained below, but will never exceed 36 months.

ii)	If an Insurance Benefit is paid under the Percentage Option, we will include in the Claim Amount accrued and unpaid interest through the earlier of the date the Claim is filed or required to be filed.

iii)	If an Insurance Benefit is paid under the Acquisition Option, we will include in the Claim Amount accrued and unpaid interest through the date we pay an Insurance Benefit.

iv)
If an Insurance Benefit is paid under the Anticipated Loss Option, we will include in the Claim Amount accrued and unpaid interest through the date we pay an Insurance Benefit, subject to subsection (v) below.

v)
If an Insurance Benefit is paid under the Anticipated Loss Option because access to the Property was not timely provided as required in Section 68, we will include in the Claim Amount accrued and unpaid interest through the date we pay the Insurance Benefit, but excluding the amounts of accrued and unpaid interest for the period during which access was requested but not provided.

vi)	If an Insurance Benefit is paid under the Third-Party Sale Option, we will include in the Claim Amount accrued and unpaid interest through the date on which the Third-Party Sale closed.

vii)
If we rescind and later reinstate coverage under a Certificate without your having provided us with new information, we will include in the Claim Amount accrued and unpaid interest through the date we pay an Insurance Benefit.

viii)
If a loan has been divided into secured and unsecured portions pursuant to proceedings under the federal bankruptcy law, we will include in the Claim Amount accrued and unpaid interest on both the secured and unsecured portions through the date interest is covered as specified for each settlement option above (but for no prior period), so long as the premium paid for coverage under the Certificate was calculated and paid based on both the secured and unsecured portions of the loan.

ix)
If a portion of the unpaid principal balance of the loan has been forgiven or forborne to the end of the amortization period as part of an approved Workout, no interest will accrue on the forgiven or forborne amount.

c) Advances

i)	Advances will be included in the Claim Amount only to the extent that such Advances were in fact paid by the Servicer or the Beneficiary.
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ii)	Advances incurred to pay anyone working for the Insured, Servicer or Beneficiary, or for your own internal costs, will not be included in the Claim Amount.

iii)	Advances will be included in the Claim Amount only with respect to the period for which interest is allowed under this Policy, as explained in Section 71(b).

d)
If we elect the Percentage Option, or the Percentage Option is used to calculate the Insurance Benefit, and all or any of the mortgage insurance premium was included in the original principal amount of the loan, the following amount will be deducted from the Claim Amount and added to the Insurance Benefit: (x) the original mortgage insurance premium amount included in the principal balance, multiplied by (y) a percentage (not to exceed 100%) equal to the unpaid principal balance described in Section 71(a), divided by the original principal balance of the loan.

72 OPTIONS FOR PAYMENT OF INSURANCE BENEFITS TO SETTLE A CLAIM
It is our option to choose which method we will use for settling a Claim:
73 Percentage Option
We will pay you the Claim Amount multiplied by the percentage of the loan that is covered, as stated on the Certificate. With the Percentage Option, you will retain the title to the Property.
74 Third-Party Sale Option

a)
If we approve a Third-Party Sale within the Claim Settlement Period, we will pay you the lesser of (i) the Claim Amount less Net Proceeds of such Third-Party Sale and less any reduction for Physical Damage, as described in Section 77, or Incomplete Construction, as described in Section 78, or (ii) the amount calculated under the Percentage Option. If we do not settle the Claim under Section 73 or 75 before the end of the Claim Settlement Period, you need not obtain our approval for a Third-Party Sale. If we settle the Claim based on a Third-Party Sale after the Claim Settlement Period, the Insurance Benefit will include the applicable amount of Section 80 interest.

b)
If we approve a Third-Party Sale pursuant to Section 67(e) and the sale does not close before the end of the Claim Settlement Period, we may postpone settlement of the Claim and the Claim Settlement Period will be extended to the 10th business day after we have received all of the information related to the Third-Party Sale, in accordance with Section 67(e). If the sale does not close within the 210-day period after the Claim was initially filed, we may settle the Claim under the Anticipated Loss Option or the Percentage Option, whichever is less. If we choose to exercise the Anticipated Loss Option in this circumstance, the Estimated Net Proceeds will be determined assuming a Property value as of the date we approved such Third-Party Sale.

c)
If a Third-Party Sale occurs without our approval and we determine that the sale price was below market value, when we calculate the Claim Amount, we will substitute the Estimated Net Proceeds for Net Proceeds when calculating the Insurance Benefit under Section 74(a).

75 Acquisition Option

a)
Within the later of 60 days following the Perfected Claim Date and the date we are granted access to the Property (as we may request under Section 68), we will notify you if we elect the Acquisition Option. If we do so, we will pay the Insurance Benefit, as calculated below, following receipt of the deed conveying good and marketable title to and possession of the Property. Within 45 days after we notify you of our election, you must provide us with: (i) a recordable but unrecorded deed, customary

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for the Property location and with customary warranties and covenants, conveying good and marketable title; (ii) possession of the Property; and (iii) any documents necessary to complete the transfer of title of the Property to us.

b)	We will send the deed to the Property to be recorded within 60 days of our receipt.

c)	The amount we will pay you is calculated as follows: Claim Amount less any reduction for Physical Damage or Incomplete Construction, as described in Sections 77 and 78.

d)
If we choose the Acquisition Option but you are unable to convey the title and possession of the Property within the later of 210 days of filing the Claim and 45 days after we elect the Acquisition Option, you will retain title to the Property and we may settle the Claim under the Anticipated Loss Option.

76 Anticipated Loss Option
When we settle a Claim under the Anticipated Loss Option as described in Sections 67(d), 68(b), 68(c), 71(b), 74(b), 75(d), 77(a), 77(b) or 78(b), we will pay you an Insurance Benefit equal to the amount of our anticipated loss, which may result in no Insurance Benefit being payable by us.
The amount of our anticipated loss is calculated as follows: Claim Amount less Estimated Net Proceeds.
77 Adjustments for Physical Damage to the Property

a)
When we are able to estimate restoration costs. If Physical Damage was not the principal cause of the Default giving rise to a Claim, the Property has not been restored and we are able to reasonably determine the estimated restoration costs of Physical Damage, we may reduce the Claim Amount by the amount of such costs if we elect the Acquisition Option or Third-Party Sale Option. If the estimated Physical Damage exceeds 10% of the Original Value and there is no acquisition or approved or closed Third-Party Sale by the end of the initial 60-day Claim Settlement Period, the Claim Settlement Period shall be extended until the earlier of a Third-Party Sale or, if we notify you that we intend to elect the Anticipated Loss Option, 210 days following the filing of the Claim. If no Third-Party Sale has closed by such 210th day, or if you notify us before such 210th day that no Third-Party Sale will occur, we may exercise the Anticipated Loss Option. The Servicer or Beneficiary is required to use its diligent efforts to market the Property pursuant to Section 58(b). In establishing the cost to restore the Property to a condition no worse than its condition on the Commitment date, we may either obtain a complete repair estimate from an independent third party of our choosing or rely on third party repair estimates provided by the Servicer or Beneficiary. Any estimate must be based on an examination of both the inside and outside of the Property and dwelling. If we choose our own third party estimate, we will provide a copy of it to you upon request. You have the right to appeal the amount deducted for Physical Damage in accordance with Section 91 or choose to restore the Property yourself.

b)
When we are unable to estimate restoration costs. If we are unable to reasonably determine the estimated restoration costs of Physical Damage, we may exercise the Anticipated Loss Option or settle the Claim under another option pursuant to Section 72.

78 Clarifications on adjustments for Incomplete Construction

a)
When we are able to estimate construction completion costs. If we are able to reasonably determine the estimated costs to complete construction in the case of Incomplete Construction, we may reduce the Claim Amount by the amount of such completion costs. In establishing the cost to complete the Property, we may either obtain an estimate from an independent third party of our choosing or rely on third party estimates provided by the Servicer or Beneficiary. If we choose our own third party

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estimate, we will provide a copy of it to you upon request. You have the right to appeal the amount deducted for Incomplete Construction in accordance with Section 91 or choose to complete construction of the Property yourself.

b)
When we are unable to estimate construction completion costs. If we are unable to reasonably determine the estimated costs to complete construction, we may exercise the Anticipated Loss Option or settle the Claim under another option pursuant to Section 72.

79 Amounts added to or deducted from the Insurance Benefit
a)    We will add the following amounts to the Insurance Benefit, or remit them separately, if applicable:

i)	Deficiency Expenses you incurred, if we elect to participate in recovery of a deficiency judgment against the Borrower.

ii)	premiums you paid for the period after the Default date, which must be remitted separately to a GSE Beneficiary, if any.

iii)	the amount calculated in accordance with Section 71(d).
b)    We will deduct any of the following amounts from the Insurance Benefit, if applicable:

i)	Insurance Benefit payments we have already made to you, i.e., accelerated Claims and/or Claims advances.

ii)	premiums that were due but unpaid through the date of Default or that were previously returned to you, including any unpaid premium due after an approved Workout.

iii)	our portion of any payment you received from the Borrower as a condition for approving a Third-Party Sale by the Borrower or a deed-in-lieu of foreclosure, as described by Section 51.
80 Delayed settlement

a)
If we do not settle a Claim within the Claim Settlement Period, we will notify you of any investigation with respect to the loan or the Property that is still pending and work diligently to complete it expeditiously and in good faith. If we later pay the Claim, we will include interest on the amount of the Insurance Benefit from the date the Claim Settlement Period expired to the date we paid the Claim.

b) We will calculate such interest as follows:

i)	for 60 days after the Claim Settlement Period expires: at the Contract Rate; and

ii)	for the 61st day and beyond: at the Contract Rate plus 10 percentage points.

c)	However, we will not add the 10 percentage points to the Contract Rate if the delay in paying the Claim is caused by the failure of payment systems beyond our control.
81 Written Explanation of Benefits (EOB)
We will provide an EOB that explains the details of any Insurance Benefit paid and any decision we have made to adjust the Claim Amount or Insurance Benefit.
82 Coordination of coverage
The coverage provided under any Certificate issued under this Policy is primary mortgage guaranty insurance. The Insured shall not carry any duplicate policy of primary mortgage guaranty insurance on a loan covering the

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same loss. In the event of a duplicate policy, we will pay the loss on a pro rata basis with the duplicate insurer. Any Insurance Benefit that otherwise becomes payable under this Policy shall be paid by us regardless of the existence of any supplemental or second-tier credit enhancement on a loan. Supplemental or second-tier credit enhancement shall include any policy of mortgage guaranty pool insurance, supplemental primary mortgage guaranty insurance, credit insurance, reinsurance, or any other form of credit enhancement that is not a duplicate policy of primary mortgage guaranty insurance covering the same loss.
83 AFTER A CLAIM IS PAID
84 Fulfillment of our obligation
Upon our payment of the Insurance Benefit, including any we may pay after we settle a supplemental Claim, our liability under the Certificate is fully and finally discharged.
85 Supplemental Claims

a)
The Servicer or Beneficiary will be entitled to submit a supplemental Claim for allowable Advances actually paid by the Servicer or Beneficiary if such Advances were (1) incurred prior to the date the initial Claim was submitted, but not included in the initial Claim or (2) incurred after the date the initial Claim was submitted and during any period for which accrued and unpaid interest would be included pursuant to the applicable Claim settlement option as described in Section 71(b), or as described in our Servicing Guide. Nothing herein will be deemed to entitle the Servicer or Beneficiary to seek a supplemental or additional payment of anything other than such Advances. If the supplemental Claim for Advances and all required documentation related thereto are submitted within 90 days after payment of an Insurance Benefit, we will pay any amounts due within 60 days of our receipt of a true and complete supplemental Claim. If the Insurance Benefit is calculated pursuant to the Percentage Option, the Percentage Option will also be used to calculate the amount of any benefit payable under the supplemental Claim. No exclusion or deduction that reduced the Claim Amount or Insurance Benefit paid on the initial Claim shall be included in any supplemental Claim.

b)	Section 85(a) does not apply to supplemental Claims submitted in connection with accelerated Claims.
86 Required repayments
If any Person redeems the Property after we pay a Claim, and the sum of the Insurance Benefit paid plus the redemption amount exceeds the Claim Amount, you must repay us the excess within 60 days of the redemption. If you fail to pay us such excess by such date, then (a) interest will accrue on the amount due but unpaid from the 61st day after redemption until the date paid to us, calculated at a rate per annum equal to the one-year Treasury Bill rate in effect on such 61st day, as published by the Federal Reserve Board; and (b) you agree to pay all of our collection costs, including reasonable attorneys’ fees and expenses, that we incur in order to enforce our rights under this Section 86.
87 Subrogation

a)
If we pay an Insurance Benefit, we will be subrogated to your rights with respect to the loan, Borrower and the Property. Our rights of recovery against the Borrower or any other Person are in equal priority to yours. Upon request, you will provide any information or documents necessary to transfer or assign such rights of recovery to us. You will also take any actions and cooperate with us in any actions or proceedings we pursue to enforce our rights or seek other remedies we are entitled to. Either before or

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after the payment of an Insurance Benefit, you are prohibited from taking any action that would affect our subrogation rights, including providing a release of liability to the Borrower.

b)
The following provision applies with respect to loans for which the related Property is located in any of the following jurisdictions: Alabama, Arizona, Illinois, Iowa, Kansas, New York, Ohio, Texas, Virginia or Wisconsin: If the Property consists of a single-family dwelling occupied by a Borrower, we do not have subrogation rights against any Borrower and no Borrower will be liable to us for any deficiency arising from a foreclosure sale.

88 Pursuit of a deficiency judgment

a)
Each of us can elect to pursue a deficiency judgment against the Borrower independently or jointly. Neither party may pursue a deficiency judgment in an amount greater than its share of the total deficiency amount established and due after the foreclosure sale calculated as set forth in Section 88(b).

b)
Our share of a deficiency judgment is an amount equal to the Insurance Benefit paid, up to the amount of the total deficiency established and due after the foreclosure sale. Your share is the amount, if any, by which the total deficiency amount exceeds the Insurance Benefit paid. If we elect to pursue a deficiency judgment jointly with the Beneficiary, or the Servicer acting on behalf of the Beneficiary, we will execute a separate joint pursuit agreement which will provide that all expenses (including court costs, attorneys’ fees and other Advances actually paid by the Servicer or Beneficiary and, except on that portion of any Insurance Benefit paid on an accelerated Claim, interest exclusive of delinquency charges and penalty rates and not compounded) associated with the preservation and pursuit of the deficiency judgment in excess of those expenses associated with the normal and customary foreclosure process in absence of deficiency judgment proceedings, and all amounts collected pursuant to the deficiency judgment will be shared pro rata by the Beneficiary and us. Our pro rata share of the recovery and expenses will be calculated using a quotient, the numerator of which shall be the Insurance Benefit paid, and the denominator of which shall be the total deficiency amount.

c)	If your pursuit of a deficiency judgment would increase the costs associated with a foreclosure, you will contact us before starting the foreclosure proceeding.

d)
If the Beneficiary, or the Servicer acting on behalf of the Beneficiary, elects to pursue a deficiency judgment and we elect not to participate, we will not be subrogated to any of the Insured’s rights of recovery against the Borrower or any other Person relating to the loan or the Certificate with respect to which we have paid an Insurance Benefit. The Beneficiary, or the Servicer acting on behalf of the Beneficiary, will be responsible for all costs associated with pursuing the deficiency judgment. We will reimburse only the interest and expenses associated with the normal and customary foreclosure process in the absence of the deficiency judgment proceedings and will not reimburse any additional expenses associated with obtaining the deficiency judgment.

e)	Other than formally seeking deficiency judgments from the court, you and we are both free to pursue collection activities against the Borrower independently, as allowed by applicable law.
89 Preservation of rights; return of Insurance Benefit

a)	Paying an Insurance Benefit under this Policy does not affect our rights against the Borrower or anyone else who has made a misrepresentation.

b)	If we pay any Insurance Benefit and within 180 days thereafter we determine that the Insurance Benefit should not have been paid because a condition precedent to submitting the Claim or paying
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the Insurance Benefit was not satisfied or we miscalculated the amount of the Insurance Benefit, then within 60 days of such determination the Servicer or the GSE Beneficiary (if the GSE Beneficiary elected to receive the Insurance Benefit) shall repay the Insurance Benefit or the excess amount, as applicable.
90 YOUR RIGHTS AFTER A CLAIM
91 Right to appeal
You have the right to appeal any Claim curtailment, Claim denial, Certificate cancellation or rescission within 90 days of our decision. If your request for reconsideration, and all information required under our Servicing Guide is not submitted within such 90-day period, your request will be denied. If you appeal before the deadline, we will reach a decision within 90 days after we receive your appeal.
92 Reinstatement after appeal
If as a result of your appeal we reverse our decision to deny or curtail a Claim that is a Perfected Claim, or cancel or rescind coverage, we will (i) in the case of Claim denial or curtailment of a Perfected Claim pay any additional Insurance Benefit due within 10 business days of our determination to reverse our initial Claim decision, and (ii) in the case of a cancellation or rescission, reinstate coverage on the Certificate. If a Claim pending at the time of the cancellation or rescission of coverage was a Perfected Claim, the reinstatement date will be considered the new Perfected Claim Date and we will then settle the Claim within the Claim Settlement Period determined on the basis of the new Perfected Claim Date. A Claim that was not a Perfected Claim at the time of the denial or rescission or cancellation of coverage must be perfected upon reinstatement of coverage as required by Sections 66, 67 and 68, as applicable.
93 Arbitration
Any dispute related to this Policy may be settled by binding arbitration, as long as all parties involved in the dispute agree in writing to do so, with each party paying their own costs and for common costs to be shared equally. If so, the arbitration will follow the applicable rules of the American Arbitration Association, or other rules that all parties mutually agree to. The decision of the arbitrators will be final and binding, and will be enforceable in any court in the U.S.
No party is required to submit to arbitration. A decision made by an arbitrator will not apply to any GSE Beneficiary who had not consented in writing to the arbitration.
94 Limitation of actions

a)
Any dispute or legal action, brought by or on behalf of the Insured, Servicer, or Beneficiary arising out of this Policy must be commenced within two years after the right to bring the claim, dispute, or any other legal action starts to accrue. Such right in connection with any Claim, coverage dispute, or Insurance Benefit starts to accrue upon the earlier of the following: (i) our rescission or cancellation of coverage under a Certificate; (ii) the Insured’s acquisition of title to the Property; (iii) the closing of a Third-Party Sale; (iv) our denial of a Claim; or (v) our payment of any Insurance Benefit. Such right in connection with any event that is unrelated to any Claim, coverage dispute, or Insurance Benefit starts to accrue at the time that the event that caused an alleged liability is deemed to have occurred. Any dispute or legal action arising out of this Policy commencing after the two year limitation of actions period will be barred as untimely.

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b)	However, you cannot initiate any legal action related to a Claim until the Claim Settlement Period has ended, unless the action is related to a rescission of coverage.

c)
In the case of rescission, cancellation of coverage, denial of a Claim, or a reduction of the Claim Amount or the Insurance Benefit, the applicable two-year period will begin on the date on which we give notice of such action.

Cancellation
95 CANCELLATION OF LOAN COVERAGE BY YOU

a)
You may cancel coverage under a Certificate at any time by notice to us, specifying the reason for cancellation and the proposed effective date of cancellation, which can be no earlier than 45 days prior to our receipt of the notice. Cancellation of a Certificate by the Servicer is binding on the Beneficiary whether or not the Beneficiary is notified. The Servicer is responsible for notifying the Beneficiary of cancellation of coverage. Any Default that occurs after cancellation of coverage under a Certificate will not be covered under this Policy.

b)
Cancellation of coverage under a Certificate cannot be requested unless the Insured is the current owner of the loan or is acting on instructions from the Beneficiary. We reserve the right to collect any unpaid or deferred premiums due at the time of cancellation.

c)	Cancellation of coverage under any Certificate will not cancel this Policy.

d)
You agree that you will not sell a loan for which coverage under a Certificate has been cancelled with any implication that it is still covered under this Policy. In addition, you agree not to misrepresent the fact that coverage under a Certificate has been modified or cancelled.

96 Refund of premium

a)
If you cancel coverage under a Certificate with a refundable premium plan, we will refund the applicable portion based on our premium schedule and the cancellation schedule, which is posted on our website.

b)	No premium will be refunded:

i)	if a notice of Default was submitted before cancellation of coverage, unless you waive your right to any Insurance Benefit under the Certificate for the loan; or

ii)
if it applies to the period more than 45 days before the date we received your notice of cancellation. If we do not receive your notice within 45 days of any required cancellation or termination date, you will be responsible to return to the Borrower any premium paid to us for the period more than 45 days before the date we received your notice, in addition to any refunded premium you received from us, if applicable.

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Annex A – State Variations
If, on the effective date of this Policy, the initial Insured’s principal place of business is located in one of the jurisdictions listed below, the provisions listed below identified for such jurisdiction shall apply.
1. Alaska
a.The definition of “Claim Settlement Period” is modified to read as follows:
“ ‘Claim Settlement Period’ means the 30 days following the Perfected Claim Date, except as described in Sections 67(e), 74(b), and 77(a) of this Policy.”
b.Section 16(c) is modified to read as follows:
“If we rescind coverage under a Certificate, the rescission notice will be effective 60 days after we give notice, or 10 days after we give notice if our decision to rescind relates to a Single Loan Fraud (other than by the Borrower), and in either case we will refund all premium paid on the Certificate in accordance with our Servicing Guide. Our right to rescind coverage under a Certificate is subject to the provisions of Section 17.”
c.Section 65 is modified to read as follows:
“If you do not file a Claim by the deadline stated in Section 64, we are not obligated to include in the Claim Amount any interest accrued or Advances you paid after the deadline passed. If the Claim is submitted more than 120 days after the expiration of the deadline stated in Section 64, then we may deny the Claim if we are prejudiced by the late submission.”
d.Section 67(b) is modified to read as follows:
“If we have not received information we requested after 30 days, we will send you a reminder. Further, we will provide the Beneficiary with a copy of such reminder if requested by the Beneficiary. If a Claim is not perfected within 120 days of the Claim filing date, unless we and the Beneficiary have agreed to an extension or an extension is required by applicable law or an extension is expressly provided for under the terms of this Policy in Sections 67(d), 68(a) or 68(b), we will deny the Claim on that basis if we are prejudiced by such delay.”
e.Section 85(a) is modified to read as follows:
“The Servicer or Beneficiary will be entitled to submit a supplemental Claim for allowable Advances actually paid by the Servicer or Beneficiary if such Advances were (1) incurred prior to the date the initial Claim was submitted, but not included in the initial Claim or (2) incurred after the date the initial Claim was submitted and during any period for which accrued and unpaid interest would be included pursuant to the applicable Claim settlement option as described in Section 71(b), or as described in our Servicing Guide. Nothing herein will be deemed to entitle the Servicer or Beneficiary to seek a supplemental or additional payment of anything other than such Advances. If the supplemental Claim for Advances and all required documentation related thereto are submitted within 90 days after payment of an Insurance Benefit, we will pay any amounts due within 30 days of our receipt of a true and complete supplemental Claim. If the Insurance Benefit is calculated pursuant to the Percentage Option, the Percentage Option will also be used to calculate the amount of any benefit payable under the supplemental Claim. No exclusion or deduction that reduced the Claim Amount or Insurance Benefit paid on the initial Claim shall be included in any supplemental Claim.”
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2. Connecticut
a. Section 3(a) is modified to read as follows:
“This Policy applies to all Commitments and Certificates issued under the Policy on or after the effective date of the Policy. This Policy will remain in effect until it is cancelled. This Policy may be cancelled by the initial Insured upon 10 days’ prior notice, or by us in accordance with, and upon such prior notice as is required by, the provisions of the Connecticut General Statutes, Section 38a324. If this Policy is cancelled, the Policy will remain in effect with respect to any Commitment or Certificate issued before cancellation, provided that all required premiums are paid.”
3. Georgia
a.Section 3(a) is modified to read as follows:
“This Policy applies to all Commitments and Certificates issued under the Policy on or after the effective date of the Policy. This Policy will remain in effect until it is cancelled. This Policy may be cancelled by the initial Insured for any reason or no reason upon 10 days’ prior notice, or by us for any reason or no reason upon 45 days’ prior notice, or as otherwise required by applicable law. If this Policy is cancelled, the Policy will remain in effect with respect to any Commitment or Certificate issued before cancellation, provided that all required premiums are paid.”
b.Section 5(c) (Jury Waiver) is hereby deleted.
4.    Illinois
a. Section 3(a) is modified to read as follows:
“This Policy applies to all Commitments and Certificates issued under the Policy on or after the effective date of the Policy. This Policy will remain in effect until it is cancelled. This Policy may be cancelled by the initial Insured for any reason or no reason upon 10 days’ prior notice or by us upon not less than 60 days’ prior notice and in accordance with the provisions of 215 ILCS 5/143.16a. If this Policy is cancelled, the Policy will remain in effect with respect to any Commitment or Certificate issued before cancellation, provided that all required premiums are paid.”
5. Kansas
a. Section 3(a) is modified to read as follows:
“This Policy applies to all Commitments and Certificates issued under the Policy on or after the effective date of the Policy. This Policy will remain in effect until it is cancelled. This Policy may be cancelled by the initial Insured for any reason or no reason upon 10 days’ prior notice or by us upon not less than 30 days’ prior notice and in accordance with the provisions of the Kansas Insurance Code, Section 40-2, 120. If this Policy is cancelled, the Policy will remain in effect with respect to any Commitment or Certificate issued before cancellation, provided that all required premiums are paid.”
6. Maryland
a. Section 3(a) is modified to read as follows:
“This Policy applies to all Commitments and Certificates issued under the Policy on or after the effective date of the Policy. This Policy will remain in effect until it is cancelled. This Policy may be cancelled by the initial Insured for any reason or no reason upon 10 days’ prior notice or by us for any reason or no reason upon 45 days’ prior notice, or as otherwise required by applicable law. If this Policy is cancelled, the Policy will remain in effect with respect to any Commitment or Certificate issued before cancellation, provided that all required premiums are paid.”
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7.Michigan

a.	This Policy is exempt from the filing requirements of section 2236 of the insurance code of 1956, 1956 PA 218, MCL 500.2236.
8.Missouri
a. Section 65 is modified to read as follows:
“If you do not file a Claim by the deadline stated in Section 64, we are not obligated to include in the Claim Amount any interest accrued or Advances you paid after the deadline passed. If the Claim is submitted more than 120 days after the expiration of the deadline stated in Section 64, then we may deny the Claim if we are prejudiced by the late submission.”
9.Oklahoma

a.
WARNING: any person who knowingly, and with the intent to injure, defraud or deceive any insurer, makes any claim for the proceeds of an insurance policy containing any false, incomplete or misleading information is guilty of a felony.

10.South Dakota
a. Section 3(a) is modified to read as follows:
“This Policy applies to all Commitments and Certificates issued under the Policy on or after the effective date of the Policy. This Policy will remain in effect until it is cancelled. This Policy may be cancelled by the initial Insured for any reason or no reason upon 10 days’ prior notice or by us upon not less than 20 days’ prior notice and in accordance with the provisions of the South Dakota Insurance Code, Section 58-33-61. If this Policy is cancelled, the Policy will remain in effect with respect to any Commitment or Certificate issued before cancellation, provided that all required premiums are paid.”
11.Texas

a.	It is hereby understood and agreed that we may not cancel or refuse to renew this Policy or a Certificate based solely on the fact that the Insured is an elected official.
12.Utah
a. Section 65 is modified to read as follows:
“If you do not file a Claim by the deadline stated in Section 64, we are not obligated to include in the Claim Amount any interest accrued or Advances you paid after the deadline passed. If the Claim is submitted more than 120 days after the expiration of the deadline stated in Section 64, then we may deny the Claim. Notwithstanding the foregoing, your failure to file a Claim within the time period required under this Section will not invalidate such Claim if you show that it was not reasonably possible to file the Claim within the prescribed time and that the Claim was filed as soon as reasonably possible.”
13.Limitation of actions
Notwithstanding the provisions of Section 94 (Limitation of actions), if upon the issuance of this Policy, the principal business address of the initial Insured is located in, and this Policy is governed by the law of, the state indicated below, then the following shall apply:

a.	Alaska, Maryland, Mississippi, North Carolina, and Utah: The 2-year period described in Section 94 is extended to three (3) years.

b.	Kansas: The 2-year period described in Section 94 is extended to five (5) years.

c.	South Dakota: The 2-year period described in Section 94 is extended to six (6) years.

d.	Missouri: The 2-year period described in Section 94 is extended to ten (10) years.

71-70384 (03/20)    Page 44    USMI-001 (03/20)